   As filed with the Securities and Exchange Commission on July 10, 1998
                                                  REGISTRATION NO. 33-94496
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                               ____________
                     POST-EFFECTIVE AMENDMENT NO. 4 TO
                                 FORM S-1
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           SPARTAN STORES, INC.
          (Exact Name of Registrant as Specified in Its Charter)
                              _______________

           MICHIGAN                   5140                38-0593940
    (State or Other Juris-      (Primary Standard       (I.R.S. Employer
     diction of Incorpora-    Industrial Classifi-      Identification
     tion or Organization)     cation Code Number)          Number)

                           850 76TH STREET, S.W.
                               P.O. BOX 8700
                       GRAND RAPIDS, MICHIGAN 49518
                              (616) 878-2000
            (Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Registrant's Principal Executive Offices)

         CHARLES B. FOSNAUGH       Copies to:         ALEX J. DEYONKER
     VICE PRESIDENT DEVELOPMENT                 WARNER NORCROSS & JUDD LLP
        850 76TH STREET, S.W.                      900 OLD KENT BUILDING
            P.O. BOX 8700                          111 LYON STREET, N.W.
    GRAND RAPIDS, MICHIGAN 49518                GRAND RAPIDS, MICHIGAN 49503
           (616) 878-2000                             (616) 752-2000

         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public:
    AS SOON AS PRACTICABLE AFTER THIS POST-EFFECTIVE AMENDMENT NO. 4 TO
              REGISTRATION STATEMENT SHALL BECOME EFFECTIVE.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                         3,500,000 CLASS A SHARES

                           SPARTAN STORES, INC.

                           CLASS A COMMON STOCK
                               $2 PAR VALUE

     Spartan Stores, Inc. ("Spartan"), hereby offers for sale 3,500,000 shares of Class A Common Stock, $2 par value (the "Class A Shares"). At June 20, 1998, 1,879,321 Class A Shares, remained unsold and were available for sale pursuant to this Prospectus. Spartan hereby offers the Class A Shares to its retail customers who are required to purchase and maintain a minimum investment in the Class A Shares ("Shareholder-Customers"), to persons who apply to become retail customers of Spartan, to employees of Spartan ("Associates"), to persons designated from time to time by the Board of Directors of Spartan ("Approved Holders"), and to certain other qualified holders. Spartan offers the Class A Shares at a price the Board establishes from time to time. For information regarding the factors considered in determining the price of the Class A Shares, see "THE COMPANY."

     Spartan has not established any minimum number of Class A Shares that it must sell in this offering. Therefore, there can be no assurance that Spartan will receive all of the proceeds described in this offering. In addition, Spartan will not place any offering proceeds received in any escrow, trust, or other arrangement pending the receipt of a minimum amount of proceeds. See "PLAN OF DISTRIBUTION."

     Prior to this offering, there has been no public market for the Class A Shares. As a result of the restrictions on the transferability of the Class A Shares, a public market will not likely develop after the sale of all or any of the Class A Shares.

     SEE "RISK FACTORS" FOR A SUMMARY OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
           THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.

                         PRICE TO       UNDERWRITING DISCOUNTS   PROCEEDS TO
                        PUBLIC<F1>       AND COMMISSIONS<F2>     SPARTAN<F3>
Per Share . . . . .        $12.30                0                      $12.30

Total . . . . . . .   $23,115,648.30             0              $23,115,648.30

<F1> Spartan offers the Class A Shares at the price established from time to time by the Board of Directors. As of the date of this Prospectus, the price was $12.30 per share. The Board of Directors from time to time, and at least annually, considers whether to change the price. The total price to public and proceeds to Spartan are based on the number of Class A Shares remaining unsold in this offering as of June 20, 1998.

<F2> Spartan offers the Class A Shares on a best-efforts basis directly for its own account without paying any selling commission.

<F3> Before deducting expenses payable by Spartan estimated at $98,569.


               THE DATE OF THIS PROSPECTUS IS JULY __, 1998

     Spartan offers the Class A Shares when, as and if issued, and subject to prior sale, withdrawal, cancellation or modification of this offering without notice. The Board of Directors may reject any subscription for any Class A Shares in whole or in part. Spartan expects to deliver stock certificates within 30 days after payment by a subscriber.

     Spartan will sell the Class A Shares directly. Spartan has not engaged any broker or selling agent to offer and sell the Class A Shares. No person has been authorized to give information or make any representation in connection with this offering other than those contained in this Prospectus. Spartan will not pay any commission to any person for soliciting or otherwise obtaining investors. This is a best-efforts, continuous offering to Shareholder-Customers, persons who apply to become retail customers of Spartan, Associates of Spartan, Approved Holders and certain other persons qualified to hold the Class A Shares.

                           AVAILABLE INFORMATION

     Spartan has filed with the Securities and Exchange Commission ("SEC") a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information on Spartan and the securities offered hereby, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Spartan is also subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the SEC. The registration statement, reports, and other information filed by Spartan (including the exhibits and schedules filed therewith) may be inspected without charge at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding Spartan.

     Spartan intends to furnish to its shareholders, after the close of each year, an annual report relating to the operations of Spartan containing financial statements audited and reported on by independent public accountants, including an opinion expressed by such independent public accountants. In addition, Spartan may furnish to its shareholders such other reports as the Board of Directors may authorize from time to time.

                            PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                THE COMPANY

     Spartan Stores, Inc. and its subsidiaries distribute grocery and related products to retail stores located in Michigan, Georgia, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, and West Virginia. As used in this Prospectus, the term "Spartan" refers to Spartan Stores, Inc. without its subsidiaries, and the term "Company" refers to Spartan and its subsidiaries. The principal executive offices of Spartan are located at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Spartan's telephone number is (616) 878-2000.

     The Company's business is concentrated in Michigan. The Company is the ninth largest wholesaler of grocery and related products in the United States.

     Initially, Spartan was formed as a cooperative. In 1973, Spartan converted to a Michigan business corporation. As of June 20, 1998, approximately 80 percent of Spartan's outstanding shares of common stock were owned by persons actively engaged in the retail grocery business. Spartan's customers are required by a customer agreement to purchase and maintain an investment in Class A Shares and are referred to in this Prospectus as "Shareholder-Customers."

     In addition to a wide variety of grocery and related products, the Company also offers its customers an array of services, including new store site selection; market analysis; store planning and development; financing programs for store development and remodeling; marketing, promotion and advertising assistance; insurance; data processing; accounting and tax preparation; human resources; coupon redemption; and product reclamation.

                               THE OFFERING

 Common Stock Offered. . . . . . . . . . .   3,500,000 Shares of Class A Common
                                             Stock, $2 par value per share.

   Offering Price. . . . . . . . . . . . .   The offering price in effect at the
                                             time of purchase.  At the date of
                                             this Prospectus, the offering price
                                             is $12.30 per share.  The Board of
                                             Directors may from time to time
                                             change the offering price.

 Eligible Subscribers. . . . . . . . . . .   Shareholder-Customers, persons who
                                             apply to become retail customers of
                                             Spartan, Associates of Spartan,
                                             Approved Holders, or certain
                                             qualified holders.

 Investment Considerations . . . . . . . .   Each prospective investor should
                                             carefully consider the summary of
                                             certain factors set forth in "RISK
                                             FACTORS."

 Use of Net Proceeds . . . . . . . . . . .   To increase working capital and for
                                             other general corporate purposes.


          SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial information presented below as of and for the years ended March 28, 1998, March 29, 1997, March 30, 1996, March 25, 1995, and March 26, 1994, has been derived from consolidated financial statements, and should be read in conjunction with the consolidated financial statements and related notes, for each of the three years in the period ended March 28, 1998, audited by Deloitte & Touche LLP, independent certified public accountants, attached to this Prospectus. The following data also should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." All amounts set forth below are in thousands, except per share data.


INCOME STATEMENT DATA:                                        FOR THE YEAR ENDED
                                  --------------------------------------------------------------------------
                                   MARCH 28,       MARCH 29,       MARCH 30,       MARCH 25,       MARCH 26,
                                     1998            1997            1996            1995          1994<F1>
                                  ----------      ----------      ----------      ----------      ----------
   Net Sales                      $2,489,249      $2,475,025      $2,554,688      $2,526,128      $2,194,754

   Volume Incentive
      Rebates<F2>                 $        0               0      $   15,577      $   17,584      $   17,626

   Costs and Expenses             $2,467,006      $2,459,641      $2,571,279      $2,494,446      $2,165,938

   Earnings (Loss) Before
      Taxes on Income<F3>         $   22,243      $   15,384      $  (32,168)     $   14,098      $   11,190



                                      -6-

   Net Earnings (Loss)<F3>        $   14,234      $    9,703      $  (21,668)     $    9,030      $    7,105

   Basic and Diluted
      Net Earnings (Loss)
      Per Share<F3><F4>           $     1.21      $      .80      $    (1.74)     $      .74      $      .61



BALANCE SHEET DATA:                                                 AS OF
                                  --------------------------------------------------------------------------
                                   MARCH 28,       MARCH 29,       MARCH 30,       MARCH 25,       MARCH 26,
                                     1998            1997            1996            1995            1994
                                  ----------      ----------      ----------      ----------      ----------
   Working Capital                $   61,682      $   59,669      $   69,284      $   64,381      $   50,439

   Total Assets                   $  406,133      $  403,731      $  387,451      $  386,141      $  373,286

   Long-Term Debt and
      Capital Lease
      Obligations                 $  107,666      $  125,776      $  124,372      $  106,794      $   69,468

   Shareholders' Equity           $  114,192      $  107,258      $  102,587      $  125,801      $  113,176

   Book Value Per
      Class A Share<F3><F4>       $     9.98      $     8.91      $     8.23      $    10.03      $     9.36

   Return on Average
        Shareholders' Equity<F3>       12.86%           9.26%         (17.66%)          7.52%           6.41%

   Cash Dividends                 $      587      $      606      $      623      $      613      $      591

   Dividends Paid Per
      Share<F4>                   $      .05      $      .05      $      .05      $      .05      $      .05

   Shares Outstanding<F4>             11,444          12,033          12,460          12,544          12,093

                                                                                    (footnotes on next page)

<F1> On November 8, 1993, the Company acquired all of the issued and outstanding stock of J.F. Walker. The consolidated financial information includes the operations of J.F. Walker from the date of acquisition.




                                      -7-

<F2> Until February 1996, Spartan's policy was to pay volume incentive rebates to its Shareholder-Customers based upon each store's order size from Spartan. Prior to June 14, 1995, volume incentive rebates were paid approximately 50 percent in cash on a quarterly basis. At Spartan's fiscal year end, the Shareholder-Customers would receive Class A Shares at the Trading Value then in effect in exchange for the remaining approximately 50 percent of the volume incentive rebate. On June 14, 1995, the Board of Directors changed the rebate policy to pay volume incentive rebates on a quarterly basis approximately 75 percent in cash, and at the fiscal year end, the Shareholder-Customer received Class A Shares at the Trading Value then in effect in exchange for the remaining 25 percent of the rebate. As of February 1996, Spartan no longer pays any volume incentive rebates.

<F3> During the year ended March 30, 1996, the Company incurred restructuring, reorganization, and other charges amounting to $46,439,743.

<F4> Per share amounts have been restated to reflect a ten-for-one stock split pursuant to a share dividend paid to shareholders on July 15, 1997.























            [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                THE COMPANY

     The Company distributes grocery and related products to retail stores located in Michigan, Georgia, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, and West Virginia (the owners or operators of these stores are referred to herein as "Customers"). Grocery store Customers served by the Company range from single stores to supermarket chains with as many as 25 stores. In addition, Spartan's subsidiaries distribute candy, tobacco and other grocery products to approximately 9,600 convenience stores and other retail locations. The Company conducts a predominant portion of its business with retail stores located in Michigan. According to U.S. DISTRIBUTION JOURNAL, the Company is the ninth largest wholesaler of grocery and related products in the United States.

     In addition to its principal business segment of grocery product distribution, the Company operates in two other reportable business segments: insurance sales and underwriting; and real estate and finance.

     In 1917, a group of independent food retailers incorporated the Grand Rapids Wholesale Grocery Company. The retailers sought to gain lower food prices and other economies of scale by purchasing together on a cooperative basis. In 1957, the name was changed to Spartan Stores, Inc., to take advantage of the "Spartan" brand name, which is widely recognized in Michigan. Spartan was incorporated as a cooperative, but in 1973 converted
to a Michigan, for-profit business corporation.   The Company expanded its
presence in convenience store wholesaling through its acquisitions of L &L/Jiroch Distributing Company ("L & L/Jiroch") in 1987 and J.F. Walker Company, Inc. ("J.F. Walker") in 1993.

     On June 20, 1998, Spartan had approximately 464 record shareholders of Class A Shares, of whom 239 were Shareholder-Customers. In the aggregate, Shareholder-Customers owned 9,219,371 Class A Shares, or approximately 80 percent of the total outstanding. The remaining shareholders of Spartan are former retail grocery customers, persons who were issued shares of common stock in certain business acquisitions, the Spartan Stores, Inc. Pension Plan, and Associates of the Company.

     Spartan is authorized to sell its shares of common stock to Customers of Spartan, Associates, and Approved Holders. In addition, pursuant to the Bylaws, Spartan may issue Class A Shares in connection with the acquisition of businesses, assets, or capital stock of another corporation (the persons to whom such shares are issued are referred to as "Qualified Holders"). The Board of Directors has designated as Approved Holders (i) any shareholder or other equity owner of any Shareholder-Customer who owns 5 percent or more of the equity interests in the Shareholder-Customer; (ii) any member of the Board of Directors of Spartan; or (iii) any spouse of an Associate, any biological or adopted child of an Associate, if the child is

21 years of age or younger, or any trust created by the Associate or his or her spouse which is established for the benefit of the Associate or the spouse or any such child of the Associate.

     Certain subsidiaries of Spartan distribute grocery products to convenience stores or independent grocers or operate cash and carry outlets. These subsidiaries do not require their respective customers to maintain an investment in the capital stock of Spartan or the respective subsidiary. See "BUSINESS-General."

     The Board of Directors of Spartan has adopted a policy which requires Shareholder-Customers to purchase and hold a minimum investment (the "Required Investment") in the Class A Shares. From time to time, the Board may change the minimum investment and other terms of the Required
Investment policy.

     To become a Shareholder-Customer, a retail grocer must agree to make the Required Investment. To satisfy the Required Investment policy in effect as of the date of this Prospectus, each Shareholder-Customer must purchase 1,000 Class A Shares at the current Trading Value (see discussion below) for each corporation, partnership or other entity which is affiliated with the retail grocer and which owns one or more Approved Stores (defined below).

     In addition, to satisfy the Required Investment, on or before the date five years from the date that Spartan accepts a store as an approved location for the sale of Spartan products (an "Approved Store"), each Shareholder-Customer also must own Class A Shares (including the 1,000 Class A Shares described above) with an aggregate Trading Value equal to $10,000 plus one-and-one-half times the Shareholder-Customer's average weekly purchases from Spartan during Spartan's prior fiscal year attributable to each Approved Store, up to a maximum Required Investment for each Approved Store of $125,000.

     The price at which Shareholder-Customers must acquire Class A Shares from Spartan is the "Trading Value." The Board of Directors from time to time, usually on an annual basis, establishes the Trading Value for the Class A Shares. The Board determines the Trading Value, in its sole and absolute discretion, based on the Company's financial condition, results of operations, operating trends, market conditions, the state of the economy, and such other factors as the Board deems appropriate. During the fiscal year ending March 28, 1998, the Trading Value was $11.30 per share. Effective June 21, 1998, the Trading Value was established at $12.30 per share.

     If a Shareholder-Customer no longer purchases grocery and related products from Spartan, it is Spartan's policy (but not a contractual obligation) to redeem, at the Shareholder-Customer's request, that number of Class A Shares then held by the Shareholder-Customer with an aggregate Trading Value which equals the Shareholder-Customer's Required Investment as of the date the Shareholder-Customer ceased purchasing from Spartan. Payment for such redeemed Class A Shares is made in six equal installments over a five-year period.

     A Shareholder-Customer may elect to accumulate stock in excess of the Required Investment. As of June 20, 1998, Shareholder-Customers owned in the aggregate 6,346,779 Class A Shares in excess of their aggregate Required Investments. It is Spartan's policy (but not a contractual obligation) also to redeem for cash at the current Trading Value any Class A Shares owned by a Shareholder-Customer with an aggregate Trading Value in excess of the Shareholder-Customer's Required Investment, or, if the Shareholder-Customer no longer purchases grocery and related products from Spartan, in excess of the Shareholder-Customer's Required Investment as of the date the Shareholder-Customer ceased purchasing products from Spartan. See "RISK FACTORS--Redemption Policy" and "DESCRIPTION OF CAPITAL STOCK-- Redemption Policy."

     In addition to Class A Shares sold to satisfy the applicable Required Investment, Spartan offers all Shareholder-Customers, Associates, Approved Holders and Qualified Holders the opportunity to purchase Class A Shares at any time and from time to time. Spartan sells the Class A Shares at the Trading Value in effect at the time of the purchase.

     The Company operates on a 52-53 week fiscal year, with the fiscal year ending on the last Saturday in March. The principal executive offices of Spartan are located at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Spartan's telephone number is (616) 878-2000.

                               RISK FACTORS

     In addition to general risks of investments and economic conditions, prospective investors should carefully consider the following factors before purchasing any Class A Shares offered hereby.

   CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

     The matters discussed in this Prospectus include forward-looking statements that describe the Company's plans, strategies, objectives, goals, expectations or projections. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in "PROSPECTUS SUMMARY," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS" in this Prospectus. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "projects,"

"plans" or "believes" that a particular occurrence "may result" or "will likely result" or that a particular event "may occur" or "will likely occur" in the future, or similarly stated expectations. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.

     In addition to other risks and uncertainties described in connection with the forward-looking statements contained in this Prospectus, there are many important factors that could cause actual results to be materially different from the Company's current expectations. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below, in addition to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the SEC.

     Anticipated future sales are subject to competitive pressures from many sources. The Company's Distribution segment competes with numerous warehouse discount stores, supermarkets, pharmacies and product manufacturers. The Company's Insurance segment is subject to intense competition from numerous insurance agents and insurance companies, especially in the property and casualty insurance markets. Competitive pressures in these and other business segments may result in unexpected reductions in sales volumes, product prices or service fees.

     Operating and administrative expenses may be adversely affected by unexpected costs associated with, among other factors: improvement initiatives related to BASE (Business Automation Support Environment); software modifications and upgrades to address Year 2000 issues; unanticipated labor shortages, stoppages or disputes; business acquisitions or divestitures; and the defense, settlement or adverse judgments in connection with current or future legal or administrative proceedings. The Company's future interest expense and income also may differ from current expectations, depending upon: cigarette inventory reductions; retail property sales; the volume of notes receivable; and the amount of fees received on delinquent accounts, among other factors.

     The foregoing is intended to provide meaningful cautionary statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The foregoing should not be construed as an exhaustive list of all economic, competitive, governmental and technological factors that could adversely affect the Company's expected consolidated financial position, results of operations or liquidity. The Company disclaims any obligation to update its forward-looking statements to reflect subsequent events or circumstances.

COMPETITION

     The grocery and convenience store industries are characterized by intense competition and low profit margins. The Company competes with a number of grocery and convenience store wholesalers and with a number of other businesses that market their products directly to food retailers, including companies having greater assets and larger sales volume than the Company. Customers compete with other retailers and with several large chain stores which have integrated wholesale and retail operations. Customers also compete with mass merchandisers, wholesale membership clubs, convenience stores, shop-at-home services, restaurants and fast food businesses. In addition, the Company considers competitors of its Customers to be competitors of the Company, since the Company's long term success depends upon the success of its Customers. There can be no assurance that the Company or its Customers will be able to compete successfully in the future. See "BUSINESS--Competition."

     The Company operates an insurance agency and insurance company. The insurance industry also is highly competitive. Many competitors may have far greater financial and other resources than those of the Company. There can be no assurance that the Company will be able to compete effectively in the insurance industry.

STATE ECONOMIC CONDITIONS

     The Company's business operations are dependent upon the sale of groceries and related products to its Customers. Most of these Customers are located in Michigan, Georgia, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, and West Virginia. Adverse economic conditions, a reduction in the populations or the loss of purchasing power by residents in these states could correspondingly reduce the amount of groceries purchased in these states, which could adversely affect the Company's net sales and profitability.

ENERGY MATTERS

     The Company's trucking operations are extensive. A shortage or substantial increase in the cost of diesel fuel could materially and adversely affect deliveries of grocery and related products and, thus, materially and adversely affect the Company's net sales and profitability.

PROFITS AND SHAREHOLDERS' EQUITY

     There can be no assurance that the Company will consistently earn profits and increase its shareholders' equity. The value of the Class A Shares may be adversely affected by poor operating results due, in part, to circumstances beyond the Company's control, the loss of Customers and other problems associated with the Company's business operations.

DIVIDENDS

     For at least 20 years, the Board of Directors has declared, and Spartan has paid, a regular quarterly dividend. There can be no assurance that Spartan's profitability or general business conditions will enable the Board to continue to declare, and Spartan to continue to pay, dividends on such a regular basis or at historical levels.

REDEMPTION POLICY

     The Board of Directors has adopted a policy to redeem, if possible, upon a Shareholder-Customer's request the shares of Class A Common Stock held by a Shareholder-Customer that are in excess of the Shareholder-Customer's Required Investment, and to redeem shares held by a former Shareholder-Customer, upon certain terms and conditions. See "DESCRIPTION OF CAPITAL STOCK--Redemption Policy." The policy does not create or evidence any obligation on Spartan's behalf. The Board of Directors may at any time, without notice, revise or terminate the policy based on Spartan's financial condition, general market conditions, any requirement of or limitation imposed by law or any agreement by which Spartan is bound, or for any other reason deemed sufficient by the Board.

     Spartan may at any time, in its sole discretion, call for redemption any Class A Shares which are beneficially owned by any person who is not at the time of the redemption either: (i) a Shareholder-Customer who continues to purchase from Spartan grocery and grocery related products, (ii) an Associate who continues to be employed by the Company, (iii) an Approved Holder, or (iv) a Qualified Holder.

VALUE OF CLASS A SHARES

     The Board of Directors from time to time, usually on an annual basis, establishes the Trading Value for the Class A Shares. The Board determines the Trading Value, in its sole and absolute discretion, based on the Company's financial condition, results of operations, operating trends, market conditions, the state of the economy, and such other factors as the Board deems appropriate. During the fiscal year ending March 28, 1998, the Trading Value was $11.30 per share. However, effective June 21, 1998, the Trading Value was established at $12.30 per share.

     The price for each Class A Share is the Trading Value in effect on the date of the purchase. In addition, the Trading Value is the price at which Spartan will acquire Class A Shares from a Shareholder-Customer pursuant to Spartan's options to purchase or redeem or its redemption policy. See "DESCRIPTION OF CAPITAL STOCK." Although the Board has annually increased the Trading Value in recent years, there can be no assurance that such increases will continue or that the Trading Value will not decrease.

RESTRICTIONS ON TRANSFER

     A holder may transfer Class A Shares only to an Approved Holder or a Shareholder-Customer who continues to purchase from Spartan grocery and related products. As of the date of this Prospectus, the Board has designated as Approved Holders (i) any shareholder or other equity owners of any Shareholder-Customer who owns 5 percent or more of the equity interests in the Shareholder-Customer; (ii) a member of the Board of Directors of Spartan; and (iii) any spouse of an Associate, any biological or adopted child of an Associates, if the child is 21 years of age or younger, and any trust created by an Associate or his or her spouse which is established for the benefit of the Associate or the spouse or any such child of the Associate. In addition, upon any proposed transfer of Class A Shares, Spartan has an option to purchase the Class A Shares that are subject to the proposed transfer. See "DESCRIPTION OF CAPITAL STOCK."

NO MINIMUM OFFERING

     Spartan offers the Class A Shares on a "best efforts," continuous basis. Spartan has not established a minimum number of Class A Shares that must be subscribed before effecting any sales. There is no assurance that Spartan will sell all of the Class A Shares that are the subject of this offering.

ABSENCE OF A PUBLIC TRADING MARKET

     Prior to this Offering, there has been no public market for Spartan's securities, including the Class A Shares. Spartan does not expect an active market for the Class A Shares to develop. In addition, although Spartan has a policy to redeem Class A Shares under certain circumstances, Spartan is not obligated to do so. Furthermore, only limited classes of persons are eligible to hold Class A Shares. Thus, any purchaser of Class A Shares who desires to sell the shares may not be able to do so.

CONFLICTS OF INTEREST

     Except for Messrs. Buick, Carton, and Meyer, the members of the Board of Directors of Spartan have ownership interests in businesses which are Shareholder-Customers. The various relationships between Spartan and its shareholders and Customers create conflicts of interest for such members of the Board. Each such member owes fiduciary obligations to Spartan and all its shareholders in his capacity as a director. The interests of Spartan may differ from the interests of Shareholder-Customers. Affiliates of directors purchase products and services at prices and on terms, including certain discounts and rebates, offered to other Shareholder-Customers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

CLASS B SHARES ELIGIBLE FOR FUTURE SALE

     Spartan is authorized to issue 5,000,000 shares of Class B Common Stock ("Class B Shares") with such preferences, limitations, and voting, distribution, dividend, liquidation, conversion, participation, redemption and other rights as the Board may determine before issuance of the shares. The Board of Directors may authorize and issue one or more series of Class B Shares with preferences and rights superior to the rights of the holders of the Class A Shares. As of the date of this Prospectus, no Class B Shares are outstanding. However, the Board of Directors without shareholders' approval could issue Class B Shares with voting or conversion rights that could adversely affect the voting power of the holders of Class A Common Stock.

                              USE OF PROCEEDS

     Spartan expects to use the proceeds from the sale of Class A Shares for general working capital purposes and from time to time to redeem from shareholders their Class A Shares.

                              DIVIDEND POLICY

     For at least 20 years, the Board of Directors has declared, and Spartan has paid, a regular quarterly dividend. The amount of such quarterly dividends for each of the three fiscal years in the period ended March 28, 1998, was $0.0125 per share, as adjusted for the ten-for-one stock split pursuant to a share dividend paid on July 15, 1997 (the
"Stock Split"). While the Board of Directors expects to continue to declare dividends quarterly, future dividends will depend on earnings, capital requirements, financial conditions and other relevant factors. Certain loan agreements to which Spartan is a party contain covenants which restrict the payment of dividends or other distributions to shareholders in the event of a default of the agreement or in excess of permitted amounts. As of March 28, 1998, under the most restrictive of these agreements, Spartan had approximately $19,100,000 available for the payment of dividends.

                SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information presented below as of and for the years ended March 28, 1998, March 29, 1997, March 30, 1996, March 25, 1995, and March 26, 1994, has been derived from consolidated financial statements, and should be read in conjunction with the consolidated financial statements and related notes, for each of the three years in the period ended March 28, 1998, audited by Deloitte & Touche LLP, independent certified public accountants, attached to this Prospectus. The following data also should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere in this Prospectus.

                              SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:                                        FOR THE YEAR ENDED
                                  --------------------------------------------------------------------------
                                   MARCH 28,       MARCH 29,       MARCH 30,       MARCH 25,       MARCH 26,
                                     1998            1997            1996            1995          1994<F1>
                                  ----------      ----------      ----------      ----------      ----------
   Net Sales                      $2,489,249      $2,475,025      $2,554,688      $2,526,128      $2,194,754

   Volume Incentive
      Rebates<F2>                 $        0               0      $   15,577      $   17,584      $   17,626

   Costs and Expenses             $2,467,006      $2,459,641      $2,571,279      $2,494,446      $2,165,938

   Earnings (Loss) Before
      Taxes on Income<F3>         $   22,243      $   15,384      $  (32,168)     $   14,098      $   11,190

   Net Earnings (Loss)<F3>        $   14,234      $    9,703      $  (21,668)     $    9,030      $    7,105

   Basic and Diluted
      Net Earnings (Loss)
      Per Share<F3><F4>           $     1.21      $      .80      $    (1.74)     $      .74      $      .61



BALANCE SHEET DATA:                                                 AS OF
                                  --------------------------------------------------------------------------
                                   MARCH 28,       MARCH 29,       MARCH 30,       MARCH 25,       MARCH 26,
                                     1998            1997            1996            1995            1994
                                  ----------      ----------      ----------      ----------      ----------
   Working Capital                $   61,682      $   59,669      $   69,284      $   64,381      $   50,439

   Total Assets                   $  406,133      $  403,731      $  387,451      $  386,141      $  373,286

   Long-Term Debt and
      Capital Lease
      Obligations                 $  107,666      $  125,776      $  124,372      $  106,794      $   69,468

   Shareholders' Equity           $  114,192      $  107,258      $  102,587      $  125,801      $  113,176



                                     -17-

   Book Value Per
      Class A Share<F3><F4>       $     9.98      $     8.91      $     8.23      $    10.03      $     9.36

   Return on Average
        Shareholders' Equity<F3>       12.86%           9.26%         (17.66%)          7.52%           6.41%

   Cash Dividends                 $      587      $      606      $      623      $      613      $      591

   Dividends Paid Per
      Share<F4>                   $      .05      $      .05      $      .05      $      .05      $      .05

   Shares Outstanding<F4>             11,444          12,033          12,460          12,544          12,093

_____________________
<F1> On November 8, 1993, the Company acquired all of the issued and outstanding stock of J.F. Walker. The consolidated financial information includes the operations of J.F. Walker from the date of acquisition.
                                         (footnotes continued on next page)

<F2> Until February 1996, Spartan's policy was to pay volume incentive rebates to its Shareholder-Customers based upon each store's order size from Spartan. Prior to June 14, 1995, volume incentive rebates were paid approximately 50 percent in cash on a quarterly basis. At Spartan's fiscal year end, the Shareholder-Customers would receive Class A Shares at the Trading Value then in effect in exchange for the remaining approximately 50 percent of the volume incentive rebate. On June 14, 1995, the Board of Directors changed the rebate policy to pay volume incentive rebates on a quarterly basis approximately 75 percent in cash, and at the fiscal year end, the Shareholder-Customer received Class A Shares at the Trading Value then in effect in exchange for the remaining 25 percent of the rebate. As of February 1996, Spartan no longer pays any volume incentive rebates.

<F3> During the year ended March 30, 1996, the Company incurred restructuring, reorganization, and other charges amounting to $46,439,743.

<F4> Per share amounts have been restated to reflect a ten-for-one stock split pursuant to a share dividend paid to shareholders on July 15, 1997.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS





RESULTS OF OPERATIONS

     The following table sets forth items from the Company's Consolidated Statements of Operations as percentages of net sales, less any volume incentive rebates:


                                                      ----------------------------------------
                                                                     YEAR ENDED
                                                      ----------------------------------------
                                                        MARCH 28,     MARCH 29,     MARCH 30,
                                                          1998          1997          1996
                                                       (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
                                                      ----------------------------------------
Net Sales                                                100.0%        100.0%        100.0%
Gross profit                                              10.2           9.6           9.6
Less:
  Operating and administrative expenses                    9.2           8.8           8.8
  Restructuring, reorganization and
    other charges                                                                      1.8
  Interest expense                                          .4            .4            .4
  Interest income                                          (.1)          (.1)          (.1)
  Gain on sale of property and equipment                   (.2)          (.1)            -
----------------------------------------------------------------------------------------------
Total                                                      9.3           9.0          10.9
----------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                         .9            .6          (1.3)
Income taxes (benefit)                                      .3            .2           (.4)
----------------------------------------------------------------------------------------------
Net earnings (loss)                                         .6%           .4%          (.9%)
----------------------------------------------------------------------------------------------


NET SALES

     Net sales for the fiscal year ended March 28, 1998 increased $14.2 million compared to the fiscal year ended March 29, 1997. Net sales for the fiscal year ended March 29, 1997 decreased $64.1 million compared to the fiscal year ended March 30, 1996. However, after adjustment for the closing of the Company's Capistar facility and for fiscal 1996 having 53 weeks of operations compared to 52 weeks in 1997, net sales were slightly higher in 1997 compared to 1996.

     Sales in the Distribution segment for the fiscal year ended March 28, 1998 increased approximately $15.0 million, with $5.1 million of this increase resulting from sales to grocery store retailers and $9.9 million resulting from sales to convenience store retailers. The increase in sales to grocery store retailers is due primarily to increases in sales of pharmacy products and in services provided to customers, offset by declines in sales of groceries and related products, excluding produce. Sales of groceries and related products have declined due to highly competitive market conditions, primarily in the Eastern Michigan region, as competitors' supermarkets continue to increase square footage. Additionally, some of the Company's customers have increased purchases of these types of products directly from manufacturers and have reduced existing shelf space due to the continued success of discount stores that carry these products. Like unit sales of grocery and other related products to grocery store retailers declined by approximately 2% in 1998 compared to 1997. Offsetting this decline somewhat were increases in sales of produce to new customers as well as existing customers as grocery retailers attempt to differentiate themselves from larger competitor supermarkets and discount stores with larger selections of fresh produce. Management anticipates that in the fiscal year ended March 27, 1999 the Company will experience a continued decline of approximately 1% in sales to grocery store retailers.

     The increase in sales to convenience store retailers is primarily the result of the acquisition by a subsidiary of the Company in November 1997, of certain inventory, accounts receivable and customer lists of another convenience store distribution company. Also, the Company has experienced general increases in convenience store purchases and increases in the prices of cigarettes. These increases were partially offset by the loss of two customers and intense pricing pressures from member-only warehouse discount stores.

     Distribution segment sales decreased 3.3% in fiscal 1997 due primarily to the factors mentioned above, the loss of one customer in the convenience store market, and the decision to cease business with certain low-margin customers in connection with the consolidation of certain distribution centers at one of the Company's subsidiaries.

     Sales in the Insurance segment for the fiscal year ended March 28, 1998 declined approximately $.7 million or 4.1% from levels experienced in the fiscal year ended March 29, 1997. The decline reflects increased competitive pressures in the property and casualty insurance markets.

While the Company has been successful in retaining existing accounts, it has reduced premiums and accepted lower commissions to accomplish the retention. Insurance segment sales increased 3.0% in the fiscal year ended March 29, 1997, primarily as a result of increased volume.

     Sales in the Real Estate and Finance segment during the fiscal year ended March 28, 1998, which excludes the gains on the sales of real property, were comparable to sales experienced during the fiscal year ended March 29, 1997. Sales during the fiscal year ended March 29, 1997 increased by $3.6 million over sales experienced during the fiscal year ended March 30, 1996, due primarily to an increase in property rentals.

GROSS PROFIT

     Gross profit as a percentage of net sales for the fiscal year ended March 28, 1998 increased to 10.2% from 9.6% in fiscal years ended March 29, 1997 and March 30, 1996. The improvement in gross profit for the fiscal year ended March 28, 1998 can be attributed to several factors, including enhanced inventory procurement practices as the Company purchases inventories in excess of current needs to take advantage of promotions offered by vendors. Also, the Company has experienced some improvements in gross profit from the sale of cigarette inventories purchased prior to recent price increases. Finally, during the third quarter, the Company revised the methodology in which it administers its Cost-Plus pricing policy to compute amounts billed based on acquisition cost before considering any promotional allowance. Management expects gross profit during fiscal year 1999 to continue to be positively impacted by rising cigarette prices as the Company sells cigarette inventories purchased at lower costs.

OPERATING AND ADMINISTRATIVE EXPENSES

     Operating and administrative expenses as a percentage of net sales for the fiscal years ended March 28, 1998, March 29, 1997, and March 30, 1996 were 9.2%, 8.8% and 8.8%, respectively. Several factors contributed to the increase in operating and administrative expenses during fiscal 1998.

     The Company has incurred significant Information Technology costs to address Year 2000 issues. The Company is upgrading and replacing existing software. Additionally, the Company is currently communicating with its customers, suppliers and financial institutions to assess their plans for Year 2000 and how they may impact the Company. The Company has spent approximately $2.5 million during the past two fiscal years and expects to incur an additional $3.5 million over the next two fiscal years to address the Year 2000 issues. The Company believes that due to its current efforts and future plans to upgrade and replace existing software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. If such modifications and conversions to software are not completed timely, however, or if the Company's customers, suppliers or financial institutions should fail to adequately modify their computer systems, the Year 2000 problem could have a material adverse impact on the Company's ability to order and distribute product efficiently.

     Software amortization expense increased by approximately $1.4 million when comparing the fiscal year ended March 28, 1998 to the fiscal year ended March 29, 1997, primarily as a result of the capitalization of several projects associated with BASE (Business Automation Support Environment). Management has committed significant funds to process improvement initiatives primarily in the technology area in an attempt to increase the overall efficiency of operations and to enhance the level of service that the Company provides to its retail customers.

     Late in the second quarter of fiscal 1998, the Company discontinued the use of labor standards in the grocery and related product distribution warehouses in accordance with a renegotiated labor contract. As a result of this discontinuance, warehouse efficiency declined initially. However, management has seen improvements and expects further improvements through the use of an incentive program for union employees and discussions with union representatives. During January 1998, the Company paid approximately $1.3 million in settlement of certain employee claims of alleged racial harassment in one of the Company's warehouses.

     During the fiscal year ended March 28, 1998, the Company implemented an incentive compensation program for management Associates, resulting in a charge of approximately $1.2 million compared to approximately $.3 million in the prior fiscal year. The amount to be paid under this management incentive program is determined based on consolidated earnings, customer satisfaction survey results and individual performance evaluations. Payments are made on an annual basis and require the achievement of a targeted level of consolidated earnings.

     Operating and administrative expenses remained unchanged as a percentage of sales comparing 1997 to 1996.

RESTRUCTURING, REORGANIZATION AND OTHER CHARGES IN 1996

     In fiscal 1996, the Company incurred restructuring, reorganization and other charges amounting to approximately $46.4 million, all of which related to the Distribution segment.

     In fiscal 1993, the Company commenced a reengineering project, known as BASE. In fiscal 1996, the Company conducted an in-depth review of the BASE project and determined that the project was not meeting all anticipated objectives. Accordingly, in February 1996, the Company and the BASE project manager agreed to terminate the project management and related contracts. Company personnel assumed project management responsibilities.

The Company segmented the BASE project into individual projects and evaluated them separately. Certain projects with no expected return were terminated and the associated costs written off. Certain other costs associated with the continuing projects were also written off if they were deemed to be of no value to the continuing project. The restructuring charges included $35.4 million of such costs. During fiscal 1996, the Company closed and combined certain of its distribution facilities. Restructuring, reorganization and other charges include a provision of $1.8 million for property and lease discontinuance at closed facilities, $4.1 million for costs related to transferring the Capistar business and closing its facilities, and $1.6 million for severance and termination of employment agreements.

     The Company also provided $3.5 million for the impairment of long-lived assets, inasmuch as the projected future undiscounted cash flows were not sufficient to recover their carrying value.

GAIN ON SALE OF PROPERTY AND EQUIPMENT

     The gain on sale of property and equipment of $3.9 million for the fiscal year ended March 28, 1998 was due primarily to the sale of nine retail properties. The sales of retail properties were completed in conjunction with a plan to reduce the Company's debt and real estate portfolio to prior historical levels. The gain on sale of property and equipment of $1.7 million reported for the fiscal year ended March 29, 1997 was due primarily to the sale of retail properties and the sale of a distribution facility. There were no significant transactions in 1996. Management expects to complete the sale of additional retail properties during the fiscal year ended March 27, 1999.

OPERATING EARNINGS (LOSS)

     The Company's pretax operating earnings exclude interest in the Distribution segment whereas it is included in the other business segments. Operating earnings for the fiscal year ended March 28, 1998 were $28.0 million, increasing by $7.9 million or 39.3% compared to the previous year. Operating earnings for the fiscal year ended March 29, 1997 were $20.1 million, compared with an operating loss for fiscal 1996 of $27.6 million. Excluding the restructuring charge in fiscal 1996, operating earnings in fiscal 1997 increased by 6.6 percent.

     Distribution segment operating earnings for the fiscal year ended March 28, 1998 were $18.8 million, increasing by $4.6 million or 32.4 percent, due primarily to improvements in gross profit. Distribution segment operating earnings, before the restructuring, reorganization and other charges reported in 1996, decreased $.8 million in fiscal 1997 due primarily to the 1997 fiscal year comprising 52 weeks compared to 53 weeks in fiscal 1996 and the closing of the Capistar facility.

     Insurance segment operating earnings for the fiscal year ended March 28, 1998 were $3.6 million, decreasing by $.3 million or 8.3%. The reduction in net earnings was primarily the result of the decline in sales due to competitive market conditions in the property and casualty insurance industry. Management anticipates a further decrease in earnings in the Insurance segment continuing into the next fiscal year as the Company continues to respond to competitive pressures through the reduction in premiums. Insurance segment operating earnings for the fiscal year ended March 29, 1997 increased by $1.0 million or 34.5%, due primarily to a reduction in incurred losses and loss reserves.

     Real Estate and Finance segment operating earnings for the fiscal year ended March 28, 1998 were $5.7 million, increasing by $3.7 million or 185.0%, due primarily to gains from the sales of real estate holdings. Real Estate and Finance segment operating earnings for the fiscal year ended March 29, 1997 were $2.0 million, increasing by $1.0 million or 100.0%, due to the sale of retail and wholesale properties. Sales of real estate during the fiscal years ended March 28, 1998 and March 29, 1997 have reduced the Company's real estate portfolio to historical levels. Accordingly, management expects Real Estate and Finance segment operating earnings to return to historical levels in fiscal 1999.

INTEREST EXPENSE AND INCOME

     Interest expense for the fiscal year ended March 28, 1998 increased by approximately $1.2 million over the fiscal year ended March 29, 1997. Interest expense for fiscal 1997 was relatively stable when compared to the fiscal year ended March 30, 1996. The increase in interest expense during 1998 was caused by additional borrowings under the Company's bank credit agreement, due primarily to higher cigarette inventories and, to a lesser extent, the development of retail properties. During fiscal 1997 a major construction effort related to the development of retail properties in the Eastern Michigan region required interest incurred during the construction period to be capitalized as part of the cost of the projects rather than expensed. Management expects interest expense to decline as a percentage of sales in future periods due to the anticipated reduction in certain cigarette inventories and the sale of additional real property.

     Interest income declined by approximately $.3 million in the fiscal year ended March 28, 1998 and declined by approximately $.5 million in the fiscal year ended March 29, 1997. The reduction in interest income in both periods was due primarily to a decrease in notes receivable. In addition, finance fees earned on past due accounts decreased as a result of a reduction in past due accounts.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of liquidity are cash flows from operating activities and borrowings under a bank credit agreement. At March

28, 1998, the Company had approximately $30.2 million in additional bank borrowings available. Also, the Company is permitted to sell unsecured notes under a note offering with a total principal amount of $100,000,000. As of March 28, 1998, approximately $14.1 million of these notes were outstanding and the Company had approximately $50.1 million in availability under this offering. Management believes that cash flows from operating activities and the Company's ability to issue notes under the note offering and to borrow under the bank credit agreement will be adequate in the next fiscal year for the Company's operating, investing and financing activities.

     Cash provided by operations was $29.6 million in fiscal 1998, fueled by strong operating earnings, increased trade payables and the refund of income taxes of approximately $3.5 million, offset by the increase in cigarette inventories. Cash provided by operations was $16.4 million in fiscal 1997 and $42.9 million in fiscal 1996. The decrease in cash provided by operations in fiscal 1997 compared to fiscal 1996 was due primarily to an increase in inventory levels to take advantage of promotions offered by vendors.

     Cash used in investing activities was $3.2 million in fiscal 1998, compared to $35.8 million in fiscal 1997 and $49.5 million in fiscal 1996. During fiscal 1998 approximately nine retail properties were sold
generating $14.9 million in cash proceeds.   Total purchases of property
and equipment have declined over the three year period and are expected to continue to decline in future periods due to the completion of many of the BASE projects. Management expects that total capital expenditures in the fiscal year ended March 27, 1999 will be approximately $21.0 million.

     Cash used in financing activities was $23.6 million in fiscal 1998, compared to cash provided by financing activities of $13.8 million in fiscal 1997 and $21.3 million in fiscal 1996. Proceeds from the sale of retail properties coupled with strong cash flows from operations allowed the Company to reduce its reliance on long-term borrowings, resulting in an improved long-term debt-to-equity ratio of .94:1 at March 28, 1998 compared to 1.17:1 at March 29, 1997.

CAPITAL STRUCTURE

     The following table summarizes the Company's capital structure for the last two fiscal years:

------------------------------------------------------------------------------------------------------------
                                                                 1998                          1997
------------------------------------------------------------------------------------------------------------
Average short-term borrowing during the year        $ 29,800,000        10.5%     $ 19,965,799        7.1%
Long-term debt at year-end                           112,444,327        39.7       130,609,321       46.4
Present value at year-end:
  Capital leases                                       1,765,995          .6         2,359,074         .8
  Operating leases:
     Used in operations                                8,885,000         3.1         5,321,587        1.9
     Subleased to others                              16,281,652         5.8        15,936,923        5.7
------------------------------------------------------------------------------------------------------------
Total debt capital                                   169,176,974        59.7       174,192,704       61.9
Shareholders' equity                                 114,192,251        40.3       107,257,574       38.1
------------------------------------------------------------------------------------------------------------
Total capitalization                                $283,369,225       100.0%     $281,450,278      100.0%
------------------------------------------------------------------------------------------------------------


     The Trading Value of the Class A Shares customarily is established annually by the Board of Directors during the first quarter of the fiscal year. Any change adopted by the Board becomes effective upon acceptance of the Trading Value by the Michigan Corporation, Securities and Land Development Bureau (the "Bureau"). The Trading Value of the Class A Shares was $11.30 per share at March 28, 1998. On June 17, 1998, the Company received notice from the Bureau that $12.30 per share had been accepted as the new Trading Value effective June 21, 1998.

     The Company paid quarterly dividends of $.0125 per share for each of
the past three fiscal years.   Dividends were $587,071 for the fiscal year
ended March 28, 1998. Certain loan agreements to which Spartan is a party contain covenants that, pursuant to financial ratios or formulas, restrict the incurrence of additional indebtedness, the payment of dividends or other distributions to shareholders, the payment of rebates or the redemption of shares of common stock in the event of a default of the agreement or in excess of permitted amounts.

     On July 15, 1997, the Articles of Incorporation of the Company were amended to increase the authorized capital stock from 2,000,000 to 20,000,000 shares of Class A common stock and from 500,000 to 5,000,000 shares of Class B common stock. The amendment also reduced the par value of the Class A common stock from $20 per share to $2 per share. On July 15, 1997, the Company also consummated a ten-for-one stock split pursuant to a share dividend payable to shareholders of record on May 31, 1997.

   RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for the Company on March 28, 1999, however, early adoption is permitted. The SOP will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. This SOP will be adopted on a prospective basis and its effect on future operations has not been determined.

                                 BUSINESS

     GENERAL DEVELOPMENT OF BUSINESS

     The Company and its subsidiaries distribute grocery and related products to retail stores located in Michigan, Georgia, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, and West Virginia. As used in this Prospectus, the term "Spartan" refers to Spartan Stores, Inc., without its subsidiaries, and the term "Company" refers to Spartan and its subsidiaries. The owners or operators of the retail stores served by the Company are referred to as "Customers."

     Grocery store Customers served by the Company range from single stores to supermarket chains with as many as 25 stores. In addition, Spartan's subsidiaries distribute candy, tobacco, and other grocery products to approximately 9,600 convenience stores and other retail locations. The Company conducts a predominant portion of its business with retail stores located in Michigan. According to U.S. DISTRIBUTION JOURNAL, the Company is the ninth largest wholesaler of grocery and related products in the United States.

     In 1917, a group of independent food retailers incorporated the Grand Rapids Wholesale Grocery Company. The retailers sought to gain lower food prices and other economies of scale by purchasing together on a cooperative basis. In 1957, the name was changed to Spartan Stores, Inc., to take advantage of the "Spartan" brand name, which is widely recognized in Michigan. Spartan was incorporated as a cooperative, but in 1973 converted
to a Michigan, for-profit business corporation.   The Company expanded its
presence in convenience store wholesaling through its acquisitions of L &L/Jiroch in 1987 and J.F. Walker in 1993.

     Spartan is authorized to sell shares of its common stock to Customers of Spartan, Associates of the Company, and other Approved Holders. In addition, pursuant to the Bylaws, Spartan may issue Class A Shares in connection with the acquisition of businesses, assets, or capital stock of another corporation. The Board of Directors has designated as Approved Holders (i) any shareholder or other equity owner of any Shareholder-

Customer who owns 5 percent or more of the equity interests in the Shareholder-Customer; (ii) any member of the Board of Directors of Spartan; or (iii) any spouse of an Associate, any biological or adopted child of an Associate, if the child is 21 years of age or younger, or any trust created by the Associate or his or her spouse which is established for the benefit of the Associate or the spouse or any such child of the Associate.

     The Company operates on a 52-53 week fiscal year, with the fiscal year ending on the last Saturday in March. The principal executive offices of Spartan are located at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Spartan's telephone number is (616) 878-2000.

     DESCRIPTION OF BUSINESS

   GENERAL

     The Company operates in three reportable business segments: distribution; insurance sales and underwriting; and real estate and finance. The Company's largest business segment, distribution, includes the distribution of grocery and related products. The distribution operations include product sales to independently owned and operated food stores and convenience stores as well as services directly related to the operation of those stores. Insurance sales and underwriting includes commission and premium income generated by sales to Customers and others. Real estate and finance represents revenues from financing and real estate activities with Customers and others. Spartan's seven subsidiaries distribute products or provide support, insurance, and services to Customers and fulfill other functions for the Company.

     Financial information on the business segments is set forth under the caption "Business Segment Information" in the notes to the Consolidated Financial Statements of the Company included with this Prospectus.

BUSINESS STRATEGY

     The Company's current business strategy is to remain exclusively a full-service wholesaler of grocery and related products. The Company recognizes that many food wholesalers, including several companies that are direct competitors of the Company, have developed and own "corporate stores." The Company's present plans do not anticipate any significant presence in retailing. Instead, the Company plans to concentrate on wholesaling to avoid competing with its Customers. The Company may, however, from time to time determine to purchase one or more retail store locations.

     The Company's business strategy emphasizes a philosophy of service to its Customers. Management of the Company believes that by providing grocery retailers with a broad array of products and services, those retailers should be better able to grow and compete at the retail level. This growth and success of its Customers at the retail level should, in turn, enable the Company to grow and prosper as well.

     In addition, Spartan believes that Shareholder-Customers gain an important competitive advantage by access to the "Spartan" name and image. The "Spartan" name and logo are widely recognized by consumers in Michigan and other parts of the Midwest who have come to associate the "Spartan" name with service, selection, and quality in their grocery shopping. A majority of all stores supplied by Spartan display the "Spartan" name and logo.

DISTRIBUTION

     GENERAL

     Spartan is a full-service distributor of grocery and related products, and provides its Customers with a selection of over 40,000 items, including dry grocery, produce, dairy products, meat, frozen food, seafood, floral, general merchandise, tobacco, and health and beauty care items. Spartan supplies its Customers with both nationally advertised products and with over 2,000 highly recognized "Spartan" brand private label items. Spartan ships the products from its main warehouse and distribution center in Grand Rapids, Michigan, and from a warehouse in Plymouth, Michigan. To supply its Customers, Spartan operates a fleet of approximately 167 tractors, 273 conventional trailers, and 154 refrigerated trailers, substantially all of which are leased by the Company. Deliveries by Spartan can occur as often as daily for large stores, or as infrequently as weekly for smaller stores.

     Several subsidiaries of the Company operate and are included in the distribution business segment. L & L/Jiroch and J.F. Walker are wholesale distributors of confections, tobacco products, specialty foods, and other grocery products to approximately 4,900 convenience stores and other retail locations in Michigan, Georgia, Illinois, Indiana, Kentucky, Ohio, Pennsyl-vania, Tennessee, and West Virginia. United Wholesale Grocery Company ("United Wholesale") operates 13 cash and carry outlets in Michigan and Ohio serving approximately 4,700 convenience stores. In 1996, Capistar, Inc., a subsidiary wholesale distributor of grocery and other products, closed its wholesale operation and sold its warehouse located in Lansing, Michigan.

     In February 1996, Spartan introduced a cost-plus pricing program for its products. The cost-plus pricing program marks a substantial departure from the variable markup pricing with rebate program that Spartan used previously. Through the cost-plus pricing program, Spartan prices products, services, and transportation as separate elements. Spartan intends that the program will reflect accurately the different costs in warehousing and distributing various commodities and to assist Spartan and its Customers to work together to reduce costs.

     Cost-plus pricing consists of two parts. The first part is the "cost," which is generally the cost that the manufacturer charges Spartan, subject to definitions and exceptions in the program. The second part is the "plus," which is a charge generally consisting of: (i) a fixed amount per case times the number of cases on the invoice; (ii) a percentage of the total invoice product billing; and (iii) a transportation charge based on a transportation pricing schedule that reflects Spartan's general transportation expenses.

     Spartan, itself and through its subsidiaries, provides Customers with a broad spectrum of additional services that the Company believes make it possible for its Customers to compete with large competitors, such as the integrated supermarket chains. Customers decide individually which services to use and are charged fees for the services used. Substantially all of the Company's Customers use one or more of the value-added services.

     SITE IDENTIFICATION AND MARKET ANALYSIS. The Company assists Customers in identifying potential new store locations. Once the Company or a Customer has identified a potential site, the Company will undertake or commission an independent site feasibility analysis of the location, which includes a study of the demographics of the general area, the supermarket competitors located in the primary and secondary trading areas, and the volume a new store should expect to achieve at the location, as well as the creation of financial projections.

     STORE PLANNING AND DEVELOPMENT. The Company assists Customers in new store development, from site planning through construction, including financing and lease negotiations, store layout, space management, and product display. In addition, services available from the Company include engineering support, contracting assistance, layout strategy, design, equipment procurement, and assistance in leasing space to other commercial tenants. Similar services are available to Customers who desire to remodel existing stores. Other services include consulting services on financial projections, business valuations, and store divestitures and acquisitions.

     MARKETING, PROMOTION, AND ADVERTISING ASSISTANCE. The Company offers its Customers the services of its in-house advertising department, which include developing marketing strategies, designing and producing signs and flyers, and coordinating print and media advertising campaigns. Customers may use the Company's print shop to print signs, flyers, and other items. In addition, the Company offers Customers the opportunity to participate in printed, radio, and television advertising programs conducted in the Company's distribution area.

     TECHNOLOGY AND INFORMATION SERVICES. The Company provides information services and customized software programs to Customers using a direct computer link to many of its Customers' stores. The Company can provide Customers with a product and price file for products. In addition, Customers may order inventory directly from the Company using their store-to-warehouse computer link-up and order entry system. Other than the core ordering tools, virtually all products are provided as optional services. Products and services provided include administrative systems; information technology; consulting, support, and training; hardware and software resale; marketing and database services; networking and communications implementation and support; office automation tools; and point-of-sale systems.

     ACCOUNTING AND TAX PREPARATION SERVICES. The Company provides a wide array of accounting services to Customers ranging from preparing monthly and annual financial reports to preparing tax returns.

     HUMAN RESOURCE SERVICES. The Company offers an extensive variety of human resource services to its Customers. The services include: recruiting; interviewing and staffing assistance; benefit program planning; handbook preparation, design, and printing; labor relations assistance; personnel record keeping; training; and employee development. The services listed above, as well as many others, are provided on an individual basis and are tailored to meet the needs of each Customer.

     COUPON REDEMPTION AND PRODUCT RECLAMATION. The Company provides coupon redemption services, making it possible for retailers to send all consumer value coupons directly to the Company for processing of refunds from manufacturers. In addition, the Company operates a 20,300 square-foot product reclamation center in Charlotte, Michigan to handle all damaged products that Customers may return. Damaged products are returned to manufacturers, where appropriate, and credits received from manufacturers are then passed along to the Customers.

INSURANCE SERVICES

     Through its subsidiaries, the Company offers insurance for Customers and their employees, and employees of the Company. Customers are offered coverage for fire and other casualties, liability, automobile, fidelity, theft, bonds, workers' compensation, business interruption, and group health plans. In addition, individuals are offered automobile and homeowners coverage. Shield Insurance Services, Inc. ("Shield"), and Shield Benefit Administrators, Inc., a wholly owned subsidiary of Shield, provide insurance brokerage services and third-party claims administration and services, respectively. Spartan Insurance Company Ltd. ("Spartan Insurance") provides insurance underwriting for Customers. Spartan Insurance, which is incorporated and licensed in Bermuda, issues policies of another carrier through a fronting agreement. Under this agreement, Spartan Insurance insures some of the coverage limits and reinsures with reinsurance companies the balance of the coverage limit. Shield services the insurance programs offered by Spartan Insurance.

REAL ESTATE AND FINANCE

     The Company may loan funds to Shareholder-Customers to be used to develop new stores or expand or remodel existing stores. For qualified Shareholder-Customers, the management of Spartan may approve loans of up to $100,000. Loans in excess of $100,000 are recommended by management and approved by the Board of Directors of Spartan.

     As of March 28, 1998, the Company had 50 loans outstanding to Shareholder-Customers. Loans are collateralized by the inventory, facilities, or equipment financed, and some loans may be collateralized by Class A Shares or other additional assets or personal assets or guaranties of equity owners of the Shareholder-Customer.

     Loans currently are made only on a floating rate basis, based on the prime rate. Most loans to retailers from the Company carry interest rates from prime plus 1/2 percent to prime plus 2 percent. Maturity dates on the loans range from 1998 to 2005. As of the fiscal years ended March 1998, 1997, and 1996, the Company had outstanding loans to Shareholder-Customers totaling $8,009,167, $9,771,108 and $11,663,457, respectively. Over the last 15 years, the Company has not experienced significant aggregate losses on loans to Shareholder-Customers. Impaired loans totaled approximately $480,000 at March 28, 1998, including the current portion, with related allowances of $290,000. The estimated fair market value of the loans approximates the net carrying value at March 28, 1998.

     Market Development Corporation ("Market Development"), a subsidiary of Spartan, owns 21 retail grocery store facilities that are leased to Customers and other retailers and owns one vacant retail grocery store facility that is on the market for sale. Market Development also owns four vacant sites of which it intends to sell two and to develop two. Market Development leases 11 other sites that are subleased to Customers.

     Spartan has guaranteed payment of indebtedness to financial institutions aggregating $19,200,000 at March 28, 1998, on behalf of certain Customers. Market Development also has guaranteed three leases by Customers, two of which expire in 2012 with combined annual rental payments of $444,500 and one of which expires in 2017 with annual rental payments of $217,500. The Company charges an annual fee for each loan guarantee and lease guarantee and requires each Customer receiving a guarantee to commit to minimum purchase requirements.

     The Company finances its direct investment in shopping centers or new retail food stores through internally generated capital and borrowed funds.

COMPETITION

     The grocery and convenience store industries are characterized by intense competition and low profit margins. The principal methods of competition in the grocery industry are price, product quality and variety, and service. The principal methods of competition in the convenience store industry are price and product quality, and to a lesser extent, service. The Company believes that the Company and its Customers are competitive in their markets. However, the Company competes with a number of grocery and convenience store wholesalers and with a number of other businesses that market their products directly to food retailers, including companies having greater assets and larger sales volume than the Company. Customers compete with other retailers and with several large chain stores which have integrated wholesale and retail operations. Customers also compete with mass merchandisers, limited assortment stores, wholesale membership clubs, convenience stores, shop-at-home services, restaurants, and fast food businesses. The Company's success is in large part dependent upon the ability of its Customers to compete with the larger grocery store and convenience store chains. Competition in Michigan and the other states served by the Company has been, and continues to be, aggressive.

     In its nine-state market area of Michigan, Georgia, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, and West Virginia, the Company competes at the wholesale level with a number of larger and smaller food wholesalers, including SUPERVALU, INC., Fleming Companies, Inc., Roundy's, Inc., and Nash Finch Company, and convenience store wholesalers including EBY Brown Company, McLane Company, Inc., and S. Abraham and Sons, Inc.

     In addition, Customers compete with supermarket chains, including Meijer, Inc.; The Great Atlantic and Pacific Tea Company (A&P); Super K (Kmart Corporation); and The Kroger Company. Customers also compete with members-only shopping and discount clubs. Among the largest such clubs that compete with Customers are Sam's Club (a unit of Wal*Mart Stores, Inc.) and Costco Companies, Inc.

     According to industry sources, the market share of groceries sold by Shareholder-Customers is approximately 24 percent in Michigan, consisting of approximately 49 percent in Western Michigan (a 26 county market area), 13 percent in Eastern and Southern Michigan (a 24 county market area), and 65 percent in Northern Michigan (an 18 county market area).

     The insurance industry also is highly competitive. The Company believes that it is competitive, but many competitors may have far greater financial and other resources than those of the Company.

SUPPLIERS

     The Company purchases its products from a large number of national, regional, and local suppliers of name brand and private label merchandise. The Company is dependent upon these suppliers for brand name products. However, the Company has not encountered difficulty in procuring or maintaining an adequate level of products to serve its Customers.

REGULATION

     The Company is subject to federal, state, and local laws and regulations covering the purchase, handling, sale, and transportation of its products, and is subject to the jurisdiction of the federal Food and Drug Administration ("FDA"). Management believes that the Company is in material compliance with all FDA and other federal, state and local laws and regulations governing its businesses.

SHAREHOLDER-CUSTOMERS

     At March 28, 1998, Spartan was the primary supplier to 450 retail food stores operated by 236 Shareholder-Customers. The average purchases per store was $3,876,414 during fiscal year 1998. The following table reflects the number of shareholders who were Shareholder-Customers ("active" Shareholder-Customers), the number of stores owned by the active Shareholder-Customers, and the average purchases per store served during the past five years:


    END OF                NUMBER OF          NUMBER OF SHAREHOLDER-    AVERAGE ANNUAL PURCHASES
    FISCAL           ACTIVE SHAREHOLDER-        CUSTOMER STORES            PER SHAREHOLDER-
     YEAR           CUSTOMERS AT YEAR END      SERVED AT YEAR END          CUSTOMER STORE
    ------          ---------------------      ------------------          --------------
     1998                    236                      450                    $3,876,414
     1997                    232                      444                     3,910,170
     1996                    259                      465                     3,767,745
     1995                    273                      450                     3,363,538
     1994                    277                      465                     3,271,400


     As the above illustrates, the number of active Shareholder-Customers and the number of stores supplied by Spartan over the last five years has remained relatively stable. However, a large number of Shareholder-Customers have expanded or remodeled existing stores or built new stores.

     According to industry sources, the trend by Shareholder-Customers to expand the size of stores, or to build larger stores to replace smaller stores, follows a national trend in food retailing toward larger store sizes. While the number of stores supplied by Spartan has not changed significantly during the past several years, the average weekly purchases by Shareholder-Customers has increased. In addition, Spartan's largest Shareholder-Customers grew substantially. The Company has assisted its top ten Customers in increasing net store space by 629,000 square feet since the beginning of fiscal 1996.

     The following table reflects the diversity in the Shareholder-Customer base of Spartan as of March 28, 1998:


                               NUMBER OF SHAREHOLDER-
           NUMBER OF            CUSTOMERS OPERATING
        STORES OPERATED         THE NUMBER OF STORES    PERCENT OF SALES
        ---------------         --------------------    ----------------
          1                              187                  23.0%
          2                               23                  10.8
          3                                6                   4.4
          4 or more                       20                  61.8


     Spartan supplies a diverse group of independent store operators, ranging from single stores to supermarket chains with as many as 25 stores. Management believes that the diverse nature of the Customers it now supplies helps to insulate Spartan from any potential significant adverse effects of losing a single large Shareholder-Customer or from potential adverse economic conditions. Spartan does not believe that its success is dependent upon maintaining the supply business of any one Shareholder-Customer. Spartan's 10 largest Shareholder-Customers accounted for approximately 48 percent of its total net sales for fiscal year 1998, but no single Shareholder-Customer accounted for more than 8 percent of Spartan's total net sales. In the last five years, no Shareholder-Customer who was among the 10 largest Shareholder-Customers has terminated all of its business with Spartan to associate with another distributor.

CUSTOMER AGREEMENTS

    To become a Shareholder-Customer, a retail store must submit to Spartan, among other documents, a completed Stock Subscription Agreement, together with the initial payment for Class A Shares to satisfy the Required Investment, and a Customer Agreement. The following summarizes only the Stock Subscription Agreement and Customer Agreement. The summary is qualified in its entirety by reference to the Stock Subscription Agreement and the Customer Agreement, copies of which are available from Spartan. Spartan encourages each applicant to review the Stock Subscription and Customer Agreements carefully before applying, and to obtain the advice of counsel.

    In the Stock Subscription Agreement, the Shareholder-Customer agrees to acquire from time to time and hold an investment in Class A Shares sufficient to comply with the Required Investment. In addition, the Shareholder-Customer agrees to be bound by the transfer restrictions and the options to purchase the Class A Shares granted to Spartan as set forth in Spartan's Bylaws. The terms of the Stock Subscription Agreement apply to all Class A Shares held by the Shareholder-Customer, whenever acquired.

    In the Customer Agreement, Spartan agrees to use its best efforts to supply the Shareholder-Customer with the Shareholder-Customer's requirements for resale at Approved Stores. A Shareholder-Customer may sell grocery and related products supplied by Spartan only at Approved Stores. A Shareholder-Customer may add a new retail store location as an Approved Store only upon Spartan's approval.

    The Shareholder-Customer agrees to comply with the rules, regulations and policies applicable to Spartan's Customers as may be established from time to time by Spartan (the "Policy Manual"). Among other matters, the Policy Manual contains Spartan's policies on the Required Investment, Trading Value, Volume Incentive Rebates, and stock redemptions. In its discretion, Spartan may revise or terminate any portion of the Policy Manual at any time, provided that Spartan must give the Shareholder-Customer reasonable notice of any revision which imposes any new or changed obligation on the Shareholder-Customer.

    The Shareholder-Customer agrees that its purchases of the grocery and related products and services will be in accordance with Spartan's Standard Terms and Conditions of Sale, which Spartan may amend from time to time. Among other matters, the Standard Terms and Conditions of Sale set forth the terms of payment, order procedures, procedures for price and rebate changes, delivery terms, inspection and acceptance practices and warranties and limitations on warranties.

    The Customer Agreement grants to the Shareholder-Customer the nonexclusive, nontransferable right to use all Spartan trademarks, trade names, designs, logos, slogans, trade dress, product configurations, container configurations and other identifications (the "Trademarks"). The Shareholder-Customer may use the Trademarks to advertise and promote the sale of products at Approved Stores.

    Either Spartan or the Shareholder-Customer may terminate the Customer Agreement at any time with or without cause by giving the other party not less than 30 days prior written notice. Upon a default by a Shareholder-Customer, as described below, Spartan may terminate the Customer Agreement upon written notice to the Shareholder-Customer. In addition, the Customer Agreement will automatically terminate, without notice, if: (i) the Shareholder-Customer for a continuous 30-day period fails to order any merchandise from Spartan, unless the failure to order for the period results from a cause beyond the Shareholder-Customer's control; (ii) the Shareholder-Customer is adjudicated bankrupt, or a petition is filed by or against the Shareholder-Customer under any federal or state bankruptcy laws relating to the relief of debtors for reorganization, arrangement or other similar relief permitted thereby, or the Shareholder-Customer makes a general assignment for the benefit of creditors; (iii) a receiver, trustee, or similar officer is appointed with respect to any of the Shareholder-Customer's properties or businesses, or the Shareholder-Customer's interest in the Customer Agreement is attached, executed or levied upon, seized, garnished, or appropriated by a legal process, unless the appointment of the officer is vacated or discharged, or the effect of the legal process is otherwise released, within 10 days; or (iv) any act or event of the type described in the above subsection occurs which relates to, involves, or affects the interest of one or more persons having a 50 percent or greater ownership interest in a Shareholder-Customer which is a corporation, partnership or other legal entity.

    The Shareholder-Customer will be in default under the Customer Agreement if the Shareholder-Customer fails to pay when due any amount owed Spartan or to perform any obligation, default of which cannot be cured, under the Customer Agreement, Spartan's Bylaws, the Policy Manual, or the Stock Subscription Agreement. The Shareholder-Customer will also be in default if it fails to perform any other obligation under the Customer Agreement or under Spartan's Bylaws, the Policy Manual, or the Stock Subscription Agreement, and the failure continues for 10 days following receipt of notice from Spartan specifying the failure.

   REQUIRED INVESTMENT POLICY

    The Board of Directors of Spartan has adopted a policy which requires Shareholder-Customers to purchase and hold a Required Investment in the Class A Shares. From time to time, the Board may change the Required Investment and other terms of the Required Investment policy.

    If a Shareholder-Customer no longer purchases grocery and related products from Spartan, it is Spartan's policy (but not a contractual obligation) to redeem, at the Shareholder-Customer's request, that number of Class A Shares then held by the Shareholder-Customer with an aggregate Trading Value which equals the Shareholder-Customer's Required Investment as of the date the Shareholder-Customer ceased purchasing from Spartan. Payment for such redeemed Class A Shares is made in six equal installments over a five-year period.

    In addition to Class A Shares sold to Shareholder-Customers to satisfy the applicable Required Investment, Spartan offers all Shareholder-Customers the opportunity to purchase Class A Shares at any time and from time to time. Spartan sells Class A Shares at the Trading Value in effect
at the time of the sale    .

   TRADING VALUE

    The price at which Shareholder-Customers must acquire Class A Shares from Spartan is the Trading Value. The Board of Directors customarily establishes the Trading Value once a year in its sole and absolute discretion, based on the Company's financial condition, the results of its operations, operating trends, market conditions, the state of the economy, and such other factors as the Board deems appropriate. No specific formula is used to set the Trading Value. Any change adopted by the Board becomes effective upon acceptance of the Trading Value by the Michigan Corporation, Securities and Land Development Bureau. Effective June 21, 1998, the Trading Value was established at $12.30 per share. During the fiscal years ended March 1998, 1997 and 1996, the Trading Value was $11.30, $10.50 and $10.00 per share, respectively, as adjusted for the Stock Split.

TERMS OF SALE AND BAD DEBT EXPERIENCE

    The Company furnishes to its Customers in the distribution segment weekly statements of accounts. Statements include deliveries through and including the date of the statement. Payment is due within seven days from date of the statement, and those not paid within seven days are considered delinquent. Additional deliveries occur during this time which are billed on a subsequent statement. The timing of payments varies among Customers, but the Company generally may have receivables outstanding at any given time which average up to two weeks' sales. The Company believes that it adequately monitors its outstanding receivables. Bad debt expenses have not been material to the Company's operations.

PROPERTIES

    Spartan owns approximately 1,307,000 square feet of warehouse, distribution, and office space located on 211 acres in Grand Rapids, Michigan. Spartan supplies primarily its Western Michigan Customers from this main warehouse and distribution center. The center is located within one mile of U.S. 131, a main artery that links Grand Rapids with Kalamazoo on the south and connects with Interstate 96, one of the major east-west arteries serving Western Michigan and leading east into the Detroit area. Approximately 72 acres of the 211-acre complex in Grand Rapids are presently vacant land.

    The main warehouse and distribution center in Grand Rapids includes a general merchandise warehouse of approximately 233,000 square feet; refrigerated space of approximately 327,000 square feet; dry grocery space of approximately 585,000 square feet; general office space, including a print shop, of approximately 107,000 square feet; and transportation and salvage buildings of approximately 55,000 square feet. Spartan leases a 403,000 square-foot warehouse, garage, and office complex in Plymouth, Michigan, a western suburb of Detroit. This warehouse is used to supply its Customers located in the greater Detroit area and in Eastern Michigan.

    Spartan also owns a Reclamation Center/Support Services complex in Charlotte, Michigan consisting of an approximately 11 acre site containing two warehouses totaling 80,000 square feet. In addition, Spartan leases for various purposes 80,000 square feet of warehouse space in Grand Rapids, Michigan and a trailer relay station in Kalkaska, Michigan that consists of four trailer parking stations in a secured area.

    L & L/Jiroch owns approximately 180,000 square feet of warehouse and office space located in Wyoming, Michigan, to service its Customers. L & L/Jiroch leases approximately 107,700 square feet of space also located in Wyoming, Michigan. The lease on this facility expires December 31, 1998, and L & L/Jiroch has no plans to extend the lease. In 1998, L & L/Jiroch subleased approximately 56,000 square feet of this leased space to an unaffiliated third party. The remainder of the space was subleased to Spartan.

    Market Development owns approximately 688,000 square feet in 10 shopping centers and an additional 484,000 square feet in 11 free-standing locations, all of which it leases to Customers and other retailers. This leased space consists of approximately 913,200 square feet of grocery retail space and approximately 258,800 square feet of other retail space. The 10 leased shopping centers (the "Shopping Centers") are located in Brighton, Michigan (78,000 square feet of retail space); Cascade Township, Michigan (90,000 square feet of retail space); Fenton, Michigan (77,300 square feet of retail space); Fremont, Michigan (41,000 square feet of retail space); Huntington, Indiana (54,000 square feet of retail space); Kentwood, Michigan (78,000 square feet of retail space); Ludington, Michigan (43,000 square feet of retail space); Sterling Heights, Michigan (98,700 square feet of retail space); Stevensville, Michigan (62,000 square feet of retail space); and Three Rivers, Michigan (67,000 square feet of retail space). All Shopping Centers are substantially full and each Shopping Center is anchored by a lease with a retail grocery store, all but one of which is a Shareholder-Customer. In addition, Market Development owns vacant land in Plymouth, Indiana, and in Jackson, Milford Township and Macomb Township, Michigan. Market Development plans to sell the vacant land in Plymouth, Indiana, and Jackson, Michigan. The vacant land in Milford and Macomb Townships will be co-developed with outside developers to build a supermarket at each location for a Shareholder-Customer.

    Market Development owns 21 retail grocery store facilities (including those leased in the Shopping Centers) that are leased to Customers and other retailers, with terms expiring from 1998 to 2016. Aggregate lease rental income received for the grocery stores was $6,959,000, $6,496,000 and $6,599,000 in fiscal years 1998, 1997 and 1996, respectively. Market Development owns one vacant retail grocery store facility located in Goshen, Indiana, which is on the market to be sold.

    In addition, Market Development leases 11 sites for sublease to Customers. Under this program, Market Development has leased approximately 418,000 square feet of real estate with lease terms expiring from 1998 to 2016. Aggregate lease rental income received pursuant to the subleases was $2,697,000, $2,471,000 and $1,765,000 in fiscal years 1998, 1997 and 1996, respectively. Site lease rental expenses were $2,524,000, $2,361,000 and $1,644,000 for fiscal years 1998, 1997 and 1996, respectively. All stores that are leased or subleased to Customers are in all material respects operating according to required lease terms.

    J.F. Walker leases 11 locations totaling approximately 68,500 square feet of warehouse and distribution space at its locations in Michigan, Indiana, Kentucky, Ohio, Pennsylvania, and Tennessee to service its Customers. J.F. Walker also owns three locations totaling approximately 172,500 square feet of warehouse and distribution space. During fiscal year 1998, J.F. Walker purchased the formerly leased Louisville, Kentucky distribution center, which resulted in an increase of approximately 75,000 square feet of owned space, and eliminated another leased site.

    United Wholesale operates 13 "cash and carry" wholesale grocery facilities, 12 of which are located in Michigan, and one of which is located in Ohio. United Wholesale owns 12 and leases one of these retail outlets, which have a total of approximately 236,000 square feet.

ASSOCIATES

    As of March 28, 1998, the Company employed approximately 2,900 Associates, of which approximately 1,030 were represented by several unions. Spartan's warehouse and transportation Associates are represented by different Teamsters Union locals, with contracts expiring in 2000 and 2001. A majority of United Wholesale's Associates also are represented by various unions, with contract expirations varying by location. Associates of L & L/Jiroch and J.F. Walker are not represented by a union. The Company considers its relations with all Associates to be satisfactory, and has not had any work stoppages in the last five years.

LEGAL PROCEEDINGS

    On December 12, 1997, the Company agreed to accept a mediation award to settle a lawsuit involving alleged racial harassment incidents that took place several years ago in one of the Company's warehouses. Under the mediation decision, the Company agreed to pay $1.3 million in damages, which was paid January 8, 1998.

    On August 21, 1996, the Attorney General for the State of Michigan filed an action in Michigan circuit court against the leading cigarette manufacturers operating in the United States, twelve wholesalers and distributors of tobacco products in Michigan (including three Company subsidiaries) and others seeking certain injunctive relief, the reimbursement of $4 billion in Medicaid and other expenditures incurred or to be incurred by the State of Michigan to treat diseases allegedly caused by cigarette smoking and punitive damages of $10 billion. During fiscal year 1998, three actions were filed in state courts in Tennessee and twenty-two actions were filed in state courts in Pennsylvania against the leading cigarette manufacturers operating in the United States and certain wholesalers and distributors, including a subsidiary of the Company. In fiscal 1999, one additional action has been filed in Pennsylvania. In the three Tennessee actions, one action was filed as a class action on behalf of the individual plaintiffs, one action was filed on behalf of the State of Tennessee and its taxpayers, and one action was filed by an individual plaintiff. All of the Pennsylvania actions were filed by individual plaintiffs. In these separate cases, the plaintiffs are seeking compensatory, punitive and other damages, reimbursement of medical and other expenditures and equitable relief. The Company believes that its subsidiaries have valid defenses to these legal actions. These actions are being vigorously defended. The Tennessee class action and individual plaintiff action already have been dismissed and a dismissal order is pending with respect to the action on behalf of the State of Tennessee and its taxpayers. All but one of the Pennsylvania actions have been dismissed without prejudice pursuant to a Dismissal and Tolling Agreement under which the defendants have agreed not to raise the defenses of statute of limitations or laches if an action is filed by a plaintiff before April 1, 1999. One of the cigarette manufacturers named as a defendant in each action has agreed to indemnify the Company's subsidiaries from damages arising out of these actions. Management believes that the ultimate outcome of these actions should not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

    Spartan and its subsidiaries are parties, as plaintiff or defendant, to various other legal proceedings incidental to their businesses. In the opinion of management, such matters are not, individually or in the aggregate, material to the Company's financial condition or results of operations. All such legal proceedings arose in the ordinary course of the Company's operations.

                                MANAGEMENT

     The names, ages, and principal occupations of directors, nominees for director, and executive officers of Spartan as of June 13, 1998, are set forth below.

                                                POSITION AND PRINCIPAL
    NAME AND AGE                             OCCUPATION FOR LAST FIVE YEARS

    Donald J. Koop (61)                 Chairman of the Board since 1989
                                           and director  since 1985;
                                           Chairman of the Board, Family
                                           Fare Inc. (retail grocery
                                           chain)

    Russell H. VanGilder, Jr. (64)      Vice Chairman of the Board since
                                           1992 and director since 1970;
                                           Chairman of the Board, V.G.'s
                                           Food Center, Inc. (retail
                                           grocery chain)

    Roger L. Boyd (51)                  Secretary of the Board since 1993
                                           and director since 1992;
                                           President and General Manager,
                                           Bob's Market House, Inc.
                                           (retail grocery store);
                                           President and General Manager,
                                           Hillsdale Market House, Inc.
                                           (retail grocery store)

    James G. Buick (65)                 Director since 1995; Retired;
                                           Former President and Chief
                                           Executive Officer, The
                                           Zondervan Corporation (1984 to
                                           1993) (producer and distributor
                                           of Christian books and gifts)

    John S. Carton (57)                 Director since 1995; Chairman of
                                           the Board, Pine View Golf Club,
                                           Inc., and Turfside, Inc. (golf
                                           course and restaurant)

    Glen A. Catt (50)                   Director since 1988; President and
                                           Chief Executive Officer, Glen's
                                           Markets, Inc. (retail grocery
                                           chain)

    Ronald A. DeYoung (64)              Director since 1974; President,
                                           Great Day, Inc. (retail grocery
                                           chain)

    Parker T. Feldpausch (66)           Director since 1990; President,
                                           G & R Felpausch Co. (retail
                                           grocery chain)

                                                POSITION AND PRINCIPAL
    NAME AND AGE                             OCCUPATION FOR LAST FIVE YEARS

    Martin P. Hill (53)                 Director since 1996; President,
                                           Harding & Hill, Inc. (retail
                                           grocery chain); Director,
                                           Secretary and Treasurer,
                                           Harding's Markets - West, Inc.
                                           (retail grocery chain)



    Dan R. Prevo (48)                   Director since 1996; President,
                                           Prevo's Family Market, Inc.
                                           (retail grocery chain)

    James B. Meyer (52)                 Chief Executive Officer since July
                                           1997; President and director
                                           since August 1996; Chief
                                           Operating Officer from August
                                           1996 to July 1997; Treasurer
                                           since 1994; Senior Vice
                                           President Corporate Support
                                           Services from June 1994 to
                                           August 1996; Chief Financial
                                           Officer and Assistant Secretary
                                           from October 1990 to August
                                           1996; Senior Vice President
                                           from 1981 to 1994

    Charles B. Fosnaugh (48)            Vice President Development since
                                           April 1998; Senior Vice
                                           President Business Development
                                           and Finance from  September
                                           1996 to April 1998; Senior Vice
                                           President Business Development
                                           from July 1994 to September
                                           1996; Vice President Business
                                           Development from 1990 to 1994;
                                           President, Market Development
                                           Corporation since 1990;
                                           President, Valuland Inc. since
                                           1992

    David deS. Couch (47)               Vice President Information
                                           Technology since May 1996;
                                           Director of Management
                                           Information Services from
                                           December 1991 to May 1996

                                                POSITION AND PRINCIPAL
    NAME AND AGE                             OCCUPATION FOR LAST FIVE YEARS

    Michael D. Frank (46)               Vice President Logistics since
                                           July 1997; Vice President
                                           Distribution, Associated
                                           Wholesale Grocers, Inc. from
                                           1987 to July 1997 (supermarket
                                           cooperative)

    J. Kevin Schlosser (48)             Vice President Sales since
                                           September 1997; Director of
                                           Team Sales, RJR Nabisco Food
                                           Groups, Inc. from
                                           September 1985 to September
                                           1997 (tobacco and food company)

    Alex J. DeYonker (48)               General Counsel and Assistant
                                           Secretary since May 1995;
                                           partner of Warner Norcross &
                                           Judd LLP since 1988 (law firm)



    Directors are elected at annual meetings of shareholders and hold office for a term of three years and until their successors are elected and qualified. Annual elections of directors are held to elect approximately one-third of the members of the Board. Ms. Dorothy A. Johnson resigned from the Board of Directors on February 26, 1998. The terms of Messrs. Boyd, Carton, DeYoung, and Koop expire in 1998; Messrs. Buick, Hill, Prevo, and VanGilder expire in 1999; and Messrs. Catt, Feldpausch and Meyer expire in 2000. Nominees for election in 1998 to the Board of Directors are Messrs. Boyd, Carton, DeYoung, and Koop. Executive officers are appointed by the Board of Directors at its organizational meeting following each annual meeting of shareholders and serve until their successors are appointed.

    Because the Company's capital stock is not registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, the directors, officers, and persons owning greater than 10 percent of any class of the Company's equity securities are not subject to Section 16 of that act.

                 EXECUTIVE COMPENSATION AND OTHER BENEFITS



    The following table sets forth the cash and non-cash compensation earned during the fiscal years ended March 28, 1998 (52 weeks), March 29,

1997 (52 weeks) and March 30, 1996 (53 weeks) by the persons who served as the Chief Executive Officer of Spartan during the last completed fiscal year, and the four most highly compensated executive officers (other than the Chief Executive Officer) of Spartan at the end of the last completed fiscal year.


                              SUMMARY COMPENSATION TABLE
                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                          NUMBER OF
                                                                          SECURITIES        ALL OTHER
   NAME AND                                     ANNUAL COMPENSATION       UNDERLYING         COMPEN-
   PRINCIPAL                     FISCAL         -------------------         OPTIONS          SATION
   POSITION                       YEAR         SALARY       BONUS<F1>        <F2>             <F3>
   ---------                     ------        ------       ---------    ------------       ---------
James B. Meyer                    1998        $350,494      $106,712         4,000             $6,348
(President and Chief              1997         308,250        24,500         2,000              6,348
Executive Officer)                1996         231,995        37,375         2,000              4,832

Patrick M. Quinn <F4>             1998        $206,910            $0         4,000            $40,905
(Former Chief Executive           1997         373,150        37,497         4,000            108,833
Officer)                          1996         353,658        75,000         4,000            107,317

Charles B. Fosnaugh               1998        $195,330       $52,555         2,000             $5,921
(Vice President                   1997         190,640        18,688         2,000              5,921
Development)                      1996         182,940        37,375         2,000              4,405

Dennis J. Otto <F5>               1998        $142,410            $0         1,000           $149,134
(Former Vice President            1997         132,000         9,000         1,000              6,478
Sales and Marketing)              1996         113,375        19,350         1,000              4,052

David deS. Couch                  1998        $127,214       $35,602         1,000             $6,027
(Vice President                   1997         120,330         7,500           100              6,824
Information Technology)           1996         101,975        15,000             0              3,934

Michael D. Frank                  1998         $88,920       $35,847             0             $3,009
(Vice President Logistics)        1997             N/A           N/A           N/A                N/A
                                  1996             N/A           N/A           N/A                N/A

__________________




                                     -45-

<F1> The amounts listed in this column include bonus amounts elected under the 1991 Stock Bonus Plan, as amended, plus an amount equal to 30 percent of such bonus amounts to be received in Class A Shares. The amounts listed in this column also include cash bonuses accrued in fiscal year 1998 and paid in the following year pursuant to the Company's Annual Incentive Plan.

<F2> All reported awards were under the 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), and have been adjusted to reflect the results of the Stock Split. These awards have vested and are exercisable at the date of grant.

<F3> The compensation listed in this column for fiscal year 1998 consists of: (i) amounts paid by Spartan for split dollar and term life insurance; (ii) Spartan's matching contributions under its Savings Plus Plan; and (iii) amounts paid or accrued in connection with retirement or termination of employment. Supplemental Executive Retirement Plan. The amounts included for each such factor for fiscal year 1998 are:

                                  (i)      (ii)       (iii)
                                ------    ------     -------
          Mr. Meyer             $1,598    $4,750          $0
          Mr. Quinn              2,611     4,250      34,044
          Mr. Fosnaugh           1,171     4,750           0
          Mr. Otto               1,808     4,256     143,070
          Mr. Couch              2,074     3,953           0
          Mr. Frank              3,009         0           0

<F4> Mr. Quinn retired from Spartan on July 15, 1998.

<F5> Mr. Otto resigned from Spartan on May 25, 1998.


STOCK OPTIONS

    Under the 1991 Stock Option Plan, options to purchase Class A Shares may be granted to officers of Spartan. The following tables set forth information concerning stock options granted under the 1991 Stock Option Plan during the fiscal year ended March 28, 1998, to the named executive officers and the unexercised options held by them as of the end of the fiscal year.

                              OPTION GRANTS IN LAST FISCAL YEAR <F1>
                       INDIVIDUAL GRANTS
---------------------------------------------------------------------------
                                            PERCENT                                    POTENTIAL
                               NUMBER       OF TOTAL                              REALIZABLE VALUE AT
                                 OF         OPTIONS                                  ASSUMED ANNUAL
                             SECURITIES    GRANTED TO                             RATES OF STOCK PRICE
                             UNDERLYING    EMPLOYEES    EXERCISE     EXPIRA-          APPRECIATION
                              OPTIONS      IN FISCAL    PRICE PER     TION           FOR OPTION TERM
      NAME                    GRANTED        YEAR         SHARE       DATE          5%            10%
      ----                    -------      ---------      -----      ------        ----          -----
James B. Meyer                 4,000         33.33%       $11.30     5/2007       $28,428       $72,036
Patrick M. Quinn               4,000         33.33         11.30     5/2007        28,428        72,036
Charles B. Fosnaugh            2,000         16.66         11.30     5/2007        14,214        36,018
Dennis J. Otto                 1,000          8.33         11.30     5/2007         7,107        18,009
David deS. Couch               1,000          8.33         11.30     5/2007         7,107        18,009
Michael D. Frank                   0           N/A           N/A        N/A           N/A           N/A

__________________
<F1>     The per share exercise price of each option equals the Trading Value of the Class A Shares effective as of June 22, 1997, as adjusted for the Stock Split. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of death, retirement, or other termination of employment. All options are exercisable at the date of grant. The exercise price of the options may be paid in cash, by delivering Class A Shares which are already owned by the option holder, or any combination thereof.

                              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                   AND FISCAL YEAR-END OPTION VALUES
                                                              NUMBER OF
                                                              SECURITIES                 VALUE OF
                                                              UNDERLYING                UNEXERCISED
                                                              UNEXERCISED               IN-THE-MONEY
                                                              OPTIONS AT                 OPTIONS AT
                        NUMBER OF SHARES                    FISCAL YEAR-END          FISCAL YEAR-END <F1>
                            ACQUIRED     VALUE              ---------------          --------------------
     NAME                 ON EXERCISE   REALIZED      EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
     ----                 -----------   --------      -----------   -------------  -----------  -------------
James B. Meyer                   0      $     0         14,000            0         $ 19,000      $     0
Patrick M. Quinn            20,000       38,000              0            0                0            0
Charles B. Fosnaugh              0            0          9,000            0           11,600            0
Dennis J. Otto <F2>              0            0          3,000            0            2,100            0
David deS. Couch                 0            0          1,000            0                0            0
Michael D. Frank                 0            0              0            0                0            0

________________

<F1> Represents the difference between the exercise price of the options for the Class A Shares and the Trading Value of $11.30 per share at fiscal year-end.

<F2> All options held by Mr. Otto were exercised upon his resignation from
     Spartan on May 25, 1998.


EMPLOYMENT AGREEMENTS

     The officers of Spartan are appointed annually by and serve at the pleasure of the Board of Directors or the Chief Executive Officer. Except for Mr. Meyer, Spartan has not entered into any employment agreement with any officer.



     On August 14, 1996, Mr. Meyer entered into an employment agreement with Spartan. Under the employment agreement, Mr. Meyer's annual base salary is to be and has been revised upon mutual agreement of Spartan and Mr. Meyer on a year-to-year basis. Under the employment agreement, Spartan provides Mr. Meyer with an automobile and certain other fringe benefits.

The employment agreement may be terminated upon mutual agreement, upon Mr. Meyer's death or disability, by either party at its option upon 90 days' written notice to the other, for cause, or upon certain other events.
Upon termination by Spartan for any reason other than for cause or Mr. Meyer's death or disability, or upon termination by Mr. Meyer for good reason, Mr. Meyer will receive life, health, accident, and dental insurance benefits and an amount equal to his current salary for one year after the date of severance. In addition, all options held by Mr. Meyer to acquire Class A Shares will immediately vest and become exercisable for 90 days after the date of severance, all risks of forfeiture applicable to any restricted stock granted to Mr. Meyer will lapse and no longer apply, and Spartan will purchase and transfer to Mr. Meyer the automobile then furnished to him.

PENSION PLAN

     Prior to April 1, 1998, the noncontributory, defined benefit plans of Spartan (the "Pension Plan") provided benefits to Associates upon retirement determined primarily by average final compensation. Effective as of April 1, 1998, the benefit formula was redesigned, utilizing a cash balance approach which does not provide benefits determined primarily by average final compensation.

                     PENSION PLAN BEFORE APRIL 1, 1998

     The following table illustrates estimated annual benefits payable under the Pension Plan to Associates upon retirement, assuming retirement at age 65, including the amounts attributable to the Supplemental Executive Retirement Plan of Spartan which provides nonqualified deferred compensation to participants, including benefits that would otherwise be denied participants by reason of certain limitations on qualified defined benefit plans and the Internal Revenue Code of 1986, as amended.

                                   PENSION PLAN TABLE
    AVERAGE
  REMUNERATION                                    YEARS OF BENEFIT SERVICE
----------------     ---------------------------------------------------------------------------------
                        5              10             15              20              25          30
                        -              --             --              --              --          --
   $100,000          $ 8,300        $16,600        $ 24,890        $ 33,190        $ 41,400   $ 49,790
    200,000           17,550         35,100          52,640          70,190          87,740    105,290
    300,000           26,800         53,600          80,390         107,190         133,990    160,790
    400,000           36,050         72,100         108,140         144,190         180,240    216,290
    500,000           45,300         90,600         135,890         181,190         226,490    271,790

     The compensation shown under the heading "Annual Compensation" in the Summary Compensation Table on page 35 is representative of the most recent calendar year compensation used in calculating average remuneration for the Spartan Pension Plan. Credited years of service of the named executive officers under the Spartan Pension Plan as of March 28, 1998, are:


                                           CREDITED YEARS OF SERVICE
                                           -------------------------
                James B. Meyer                       25
                Patrick M. Quinn                     13
                Charles B. Fosnaugh                   8
                Dennis J. Otto                        8
                David deS. Couch                     12
                Michael D. Frank                      0


     Benefits under the Pension Plan become vested after five years of service. Upon reaching the normal retirement age of 65, a covered employee is entitled to retirement benefits computed using the average annual compensation (including salary, hourly wages, overtime, incentive pay, bonuses, and commissions) from the plan employers during the five consecutive calendar years in the last 10 calendar years during which the participant's compensation was greatest.

     The basic pension benefit is an annual benefit, paid in equal monthly installments. For benefits accrued as of March 31, 1998, the annual benefit is equal to the sum of (i) 1.2 percent of the participant's annual compensation plus 0.65 percent of the participant's average compensation in excess of the amount which would be used to compute Social Security benefits, multiplied by the participant's years of benefit service (up to 30 years of benefit service), plus (ii) 0.5 percent of the participant's average compensation, multiplied by the participant's years of benefit service in excess of 30 years of benefit service. For persons who were participants prior to April 1, 1989, the Pension Plan provides that their retirement benefit will not be less than the benefit accrued as of March 31, 1989. (In general, the Pension Plan provisions in effect prior to April 1, 1989, provided higher retirement benefits for highly compensated employees, and lower benefits for less highly compensated employees than the current provisions of the Pension Plan.)

                     PENSION PLAN AS OF APRIL 1, 1998

     Effective as of April 1, 1998, the Pension Plan benefit formula was redesigned, utilizing a cash balance approach. Under the new cash balance formula, principal credits are added annually to a participant's "account." There are two types of principal credits--basic credits and transition credits. The basic credit equals a percentage of the participant's compensation based upon a participant's years of vested service at the beginning of each calendar year in accordance with the following table:


        YEARS OF VESTED SERVICE
             AS OF JANUARY 1          PERCENTAGE OF PARTICIPANT'S COMPENSATION
             ---------------          ----------------------------------------
                 0 - 5                                  4%
                6 - 10                                  5
               11 - 15                                  6
               16 - 20                                  7
               21 - 25                                  8
              26 or more                                9


     In addition to the basic credit, a participant may be eligible to receive a transition credit equal to a percentage of the participant's compensation based upon the participant's age on the first day of the calendar year as follows:


        PARTICIPANT'S AGE AS OF
               JANUARY 1              PERCENTAGE OF PARTICIPANT'S COMPENSATION
               ---------              ----------------------------------------
               Under 35                                  0%
                35 - 39                                  2
                40 - 44                                  4
                45 - 49                                  6
                50 - 54                                  8
              55 and over                               10


     Transition credits will be available for the 1998 - 2007 calendar years. However, if a participant has fewer than ten years of benefit service as of December 31, 1997, the participant is eligible for transition credits only for the number of calendar years equal to the participant's complete years of benefit service as of December 31, 1997.

     In addition to the principal credits, interest credits are also added annually to a participant's "account" based upon the participant's account balance as of the last day of the immediately preceding calendar year. The interest rate used for this purpose is the average of 30-year Treasury constant maturities yields over the 12 months ending in November of the prior calendar year.

     Upon termination of employment, a participant will be entitled to his or her vested accrued benefit which can be distributed either in a monthly annuity or in a lump sum. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance. For persons who are participants prior to April 1, 1998, the Pension Plan provides that the retirement benefit will not be less than the benefit accrued as of March 31, 1998.

     As of March 28, 1998, the estimated benefit payable upon retirement at normal retirement age (age 65) for Messrs. Meyer, Fosnaugh, and Couch is expected to be approximately $3,250,000, $1,050,000, and $870,000, respectively. Messrs. Quinn and Otto terminated employment with Spartan either before or shortly after the April 1, 1998 effective date of the cash balance redesign of the Pension Plan. As a result, they do not have a new cash balance benefit. However, Messrs. Quinn and Otto remain eligible for benefits under the Pension Plan in accordance with the formula in effect prior to April 1, 1998. Mr. Frank is not yet a participant in the Pension Plan.

COMPENSATION OF DIRECTORS

     Each director receives a base compensation of $10,000 per year and $1,000 per day for attendance at each meeting of the Board or a committee of the Board. Directors also are reimbursed for travel expenses for meetings attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Buick, Catt, and Hill. Each member of the Compensation Committee, except Mr. Buick, has an ownership interest in a business which is a Shareholder-Customer of the Company and purchases groceries, perishables, general merchandise, and other products and services from the Company on an ongoing basis. For a discussion of transactions with entities related to directors and the Board's policy with respect to transactions in which a director has an interest, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     Spartan's Restated Articles of Incorporation (the "Articles") provide that a director of Spartan will not be personally liable to the Company for monetary damages for a breach of fiduciary duty as a director, with the exception of: liability for a breach of a director's duty of loyalty to the Company or its shareholders; liability for acts or omissions not in good faith or that involved intentional misconduct or knowing violation of law; liability for certain unlawful dividends, distributions or loans; liability in connection with a transaction from which the director derived an improper personal benefit; and liability in connection with an action or omission occurring prior to the date the limitation of liability provision became effective.

     Michigan law permits, and Spartan's Articles require, indemnification of Spartan's directors and executive officers in a variety of circumstances, which may include liabilities under the Federal Securities Act of 1933, as amended. The Articles require Spartan to indemnify any director or executive officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or executive officer, or is or was serving at the request of Spartan in another capacity, to the fullest extent permitted by law. Spartan may further indemnify any director or executive officer, and may indemnify any person who is not a director or an executive officer, as authorized by any Bylaw, resolution of the Board, or contractual agreement authorized by the Board. Pursuant to this authority, Spartan's Bylaws provide that Spartan will indemnify directors, executive officers, and other officers of Spartan to the extent that an indemnified person is successful on the merits or otherwise in the defense of the action. Spartan will indemnify the indemnified party against actual and reasonable expenses (including attorneys' fees) incurred in connection with the action. Prior to a final determination of a proceeding, Spartan may reimburse an indemnified party for reasonable expenses incurred by the indemnified party, if certain procedures are followed. In addition, upon request, a court may order Spartan to indemnify a director, officer, employee or agent if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the applicable standard of conduct set forth in the Bylaws has been met.

     In addition, the Bylaws permit Spartan to grant other rights to a person seeking indemnification or advancement of expenses. Further, Spartan may purchase and maintain insurance for a director, officer, employee or agent of Spartan against any liability asserted against the individual.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Spartan's directors (except Messrs. Buick, Carton and Meyer) have ownership interests in businesses which are Shareholder-Customers and purchase groceries, perishables, general merchandise, and other products and services from the Company on an ongoing basis. To the extent that the Company engages in transactions and offers services that benefit its Customers, the businesses in which such directors have ownership interests may benefit. Consequently, a director may have a conflict of interest between the best interests of the Company and the business or businesses in which the director has an ownership interest.

     For any transaction involving a sale in the ordinary course of business of groceries, perishables, general merchandise, insurance, or other products or services of the Company to a Customer of the Company in which the director owns an equity interest or is an officer, director, or employee or otherwise has an interest (a "Related Entity"), it is the Company's policy and practice that the sale is deemed fair to the Company, and Board approval is not specifically required, if the sale is made at prices and on terms, including discounts and rebates, no less favorable than those offered generally to Customers that are not affiliated with any director.

     For any other transaction in which a director has an interest (including, without limitation, the Company's leasing, purchasing, or selling any property involving any loan or guarantee of an obligation by the Company in a transaction involving a Related Entity), it is the Company's policy and practice that the director shall proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the Board, the Board determines that it is fair to the Company, and the transaction is approved by the affirmative vote of a majority of the Board of Directors who have no interest in the transaction. Each such transaction is made on terms no less favorable to the Company than those offered generally to Customers that are not affiliated with any director.

     During the fiscal year ended March 28, 1998, in the aggregate, Related Entities paid to the Company approximately $595,197,000 for grocery and related products (23.9 percent of the Company's total net sales for fiscal year 1998). No single Related Entity accounted for more than 5.2 percent of the Company's total net sales in fiscal year 1998. In connection with the purchases of such products, the Company paid to the Related Entities, discounts, and allowances on purchases at the same rates and on the same terms as applicable to all Customers. For the name of the entity related to each director, see "MANAGEMENT."

     In addition, in the aggregate, Related Entities:

          (a) in the fiscal year ended March 28, 1998, paid to the Company insurance premiums and commissions equal to approximately $3,700,000, or 23 percent of all premiums and commissions paid (no single Related Entity accounted for more than five percent of the total insurance premiums and commissions paid); and

          (b) in the fiscal year ended March 28, 1998, made lease payments to the Company in the amount of approximately
     $4,146,000, or 35 percent of all lease payments made (no single Related Entity accounted for more than 17 percent of lease payments made).

     Management believes all such leases have been made in the ordinary course, on fair and reasonable terms and on an arm's-length basis. All such leases are current on all required payments, and none of these leases were delinquent in payment or in default as of March 28, 1998.

     At March 28, 1998, the Company has an outstanding loan of $100,000 to Mr. Kevin Schlosser, Vice President Sales, which was paid in full on May 1, 1998. As of the end of fiscal year 1998, no other loans were outstanding between the Company and any director, executive officer, or Related Entity. The Company had guaranteed payment of indebtedness to financial institutions aggregating $6,600,000 at March 28, 1998, on behalf of Related Entities. In the fiscal year ended March 28, 1998, the Company incurred construction costs of approximately $3,813,000 on a project to construct a retail store that is being leased to a Related Entity.

                          PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Class A Shares as of May 23, 1998 of (i) each of the directors and nominees for director of Spartan, (ii) each of the named executive officers of Spartan, and (iii) all directors and executive officers of Spartan as a group. As of May 23, 1998, Family Fare Inc. is the only person known to the Company to be the beneficial owner of more than five percent of the Class A Shares. Mr. Donald J. Koop, Chairman of the Board of Spartan, also serves as Chairman of the Board of Family Fare Inc.

                                               AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP <F1>            PERCENT OF CLASS
------------------------                      -------------------------            ----------------
Donald J. Koop                                        592,890                           5.17%
Parker T. Feldpausch                                  508,390                           4.44
Russell H. VanGilder, Jr.                             507,410                           4.43
Martin P. Hill                                        330,090                           2.88
Dan R. Prevo                                          259,104                           2.26
Ronald A. DeYoung                                     224,130                           1.96
Glen A. Catt                                          188,190                           1.64
Roger L. Boyd                                         169,310                           1.48
James B. Meyer <F2>                                    36,395                           <F*>
Patrick M. Quinn <F3>                                  30,500                           <F*>
Charles B. Fosnaugh <F2>                               19,161                           <F*>
Dennis J. Otto <F4>                                     4,000                           <F*>
David deS. Couch <F2>                                   2,755                           <F*>
Michael D. Frank <F2>                                   2,042                           <F*>
James G. Buick                                          1,000                           <F*>
John S. Carton                                          1,000                           <F*>
All Directors and Executive
    Officers as a group <F2>                        2,878,736                          25.12%

____________________
<F*> Less than one percent.

<F1> Except for Messrs. Buick, Carton and Meyer, the Class A Shares
     reported as beneficially owned by each director are directly owned by a corporation that is a Customer of the Company and with whom the director is affiliated. Thus, each such director indirectly owns the Class A Shares through the corporation which he controls either individually or with others. The Class A Shares owned by each such corporation are included in the amount reported for the appropriate director. For the name of each such entity related to each director, see "MANAGEMENT" above. Mr. Meyer and the named executive officers directly own the Class A Shares reported to be owned by each and hold the sole voting and dispositive power with respect to those shares.

<F2> Includes shares that may be acquired through the exercise of stock options that are exercisable within 60 days. The number of shares subject to such stock options for each person is shown below. The reported shares include the shares subject to options granted on May 13, 1998.



                                      -56-

               Mr. Meyer                                 18,000
               Mr. Fosnaugh                              10,000
               Mr. Couch                                  2,000
               Mr. Frank                                  1,000
               All Executive Officers as a group         32,000

<F3> Mr. Quinn retired from Spartan on July 15, 1997.

<F4> Mr. Otto resigned from Spartan on May 25, 1998.


                       DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus, the authorized capital stock of Spartan consisted of 20,000,000 Class A Shares and 5,000,000 Class B Shares.

     The following description of Spartan's capital stock is qualified by reference to Spartan's Articles and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

     As of June 20, 1998, Spartan had outstanding 11,464,143 Class A Shares, held by approximately 464 record holders of the Company's Class A shares. As of the date of this Prospectus, Spartan has not issued any Class B Shares. The Board of Directors may at any time, and from time to time, provide for the issuance of Class B Shares in one or more series, each with such a designation and, relative to the Class A Shares and to other series of the Class B Shares, such voting, distribution, dividend liquidation, conversion, participation, redemption and other rights, preferences, limitations and restrictions, if any, as will be stated in the resolution or resolutions providing for the issuance of the Class B Shares. Except as provided in the resolution or resolutions providing for the issuance of shares, all Class B Shares and any series thereof will be identical. Class A Shares, or Class B Shares or any series thereof, may be issued as a share dividend in respect of shares of another class or series as the Board of Directors may determine from time to time, or as otherwise permitted by statute.

VOTING

     Each outstanding Class A Share entitles its holder to one vote. Except as otherwise required by law, or pursuant to the resolution or resolutions providing for the issuance of Class B Shares, Class A Shares and Class B Shares vote together as a single class and, except for the election of directors and certain extraordinary matters, the vote required to approve any corporate action is a majority of the votes cast at a meeting at which a quorum is present. Directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Extraordinary matters, such as amendments to the Articles, mergers, share exchanges, sales of assets, and dissolution, must be approved by the holders of a majority of the Class A Shares and all other voting groups entitled to vote thereon.

     The Articles divide the Board of Directors into three classes, each class serving a three-year term, so that each year the terms of approximately one-third of the directors expire and approximately one-third of the directors are elected for a new three-year term.

     Under Michigan law, Class A Shares and Class B Shares will vote as separate voting groups on any amendment to the Articles or any merger or share exchange to which Spartan is a party if the resolution or resolutions providing for the issuance of the Class B Shares provides for such a vote or if the amendment, merger or share exchange (i) would change the aggregate number of authorized shares of the class, (ii) would alter or change the powers, preferences, or special rights of the shares of the class or other classes so as to affect the class adversely, or (iii) in the case of a share exchange, if the class or series thereof is included in the exchange.

     There are no preemptive rights to subscribe to shares of Spartan's capital stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The holders of Class A Shares will be entitled to receive, to the extent permitted by law, such dividends and distributions as may be declared from time to time by the Board of Directors, but subject to any preferential, participation and other rights of holders of Class B Shares provided in the resolution or resolutions providing for the issuance of such Class B Shares. Certain loan agreements that Spartan has signed contain covenants which restrict the payment of dividends or other distributions to shareholders in the event of a default of the agreement or in excess of permitted amounts.

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of Spartan, the holders of the Class A Shares will be entitled to receive all of the remaining assets of Spartan ratably in proportion to the number of Class A Shares held by them, but subject to any preferential, participation or other rights of holders of Class B Shares provided in the resolution or resolutions providing for the issuance of Class B Shares.

RESTRICTIONS ON ORIGINAL ISSUE AND TRANSFER; OPTIONS TO PURCHASE

     Prior to June 1990, Spartan's Bylaws permitted Spartan to issue shares of Common Stock only to retail food dealers and to the owner or owners of any type of business in payment of all or part of the purchase price in connection with the acquisition of the business. In June 1990, the shareholders approved an amendment to the Bylaws to authorize Spartan to issue its shares of capital stock only to: (i) Shareholder-Customers;
(ii) Associates; (iii) Qualified Holders; or (iv) Approved Holders. The Board may not revoke the authorization as an Approved Holder of any person who owns any shares of capital stock of Spartan at the time of the attempted revocation. The Board of Directors has designated as Approved
Holders: (i) any shareholder or other equity owner of any Shareholder-Customer who owns 5 percent or more of the equity interests in the Shareholder-Customer; (ii) any member of the Board of Directors of Spartan; or (iii) any spouse of an Associate, any biological or adopted child of an Associate, if the child is 21 years of age or younger, or any trust created by the Associate or his or her spouse which is established for the benefit of the Associate or the spouse or any such child of the Associate.

     No sale, gift or other transfer by a shareholder of any Class A Shares of Spartan's capital stock, or any transfer of any such Class A Shares by operation of law, will be permitted by, or be effective with respect to, Spartan if the transferee would be at the time of transfer any person other than (i) a Shareholder-Customer who continues to purchase from Spartan grocery and other related products or (ii) an Approved Holder.

     Spartan has the option to purchase any Class A Shares which a shareholder proposes to sell, give or otherwise transfer or which are to be transferred by operation of law. Any shareholder proposing to effect a transfer is required to notify Spartan of the proposed transfer, the proposed terms and conditions thereof and the identity of the person to receive an interest in the Class A Shares. The option is exercisable for 60 days following Spartan's receipt of notice of the transfer. If Spartan does not exercise its option to purchase any of the Class A Shares which are the subject of a proposed transfer, then for a period of 90 days following the expiration of Spartan's option, the transferring shareholder may transfer the Class A Shares to the person or persons identified in the written notice required to be given to Spartan, if: (i) after the transfer, the selling shareholder complies with any applicable Required Investment,
(ii) the transferee agrees in a writing acceptable to Spartan to be bound by the Bylaws, and (iii) the transferee is a Shareholder-Customer who continues to purchase from Spartan grocery and other related products or is an Approved Holder.

     In its discretion, Spartan will have the option at any time to redeem any Class A Shares of its capital stock which are beneficially owned by any person who is not at the time of the redemption: (i) a Shareholder-Customer who continues to purchase from Spartan grocery and related products,
(ii) an Associate who continues to be employed by the Company, (iii) an Approved Holder, or (iv) a Qualified Holder.

REDEMPTION POLICY

     Spartan's policy is to redeem, if possible, upon a shareholder's request, any Class A Shares held by the shareholder on the terms described below. Spartan's policy does not create or evidence any obligation on behalf of Spartan. Moreover, Spartan's Board of Directors, at its sole discretion, may at any time and from time to time revise or terminate the policy based on Spartan's financial condition, general market conditions, any requirement of or limitation imposed by law or any agreement by which Spartan is bound, or for any other reason deemed appropriate by the Board.

PURCHASE PRICE AND TERMS

     The following describes the price and terms that will apply to Spartan's purchase of any Class A Shares pursuant to its options to purchase and redeem the Shares and its redemption policy (subject to revision or termination of the policy) described above:

          (i) If at the time of the purchase the shareholder is a Shareholder-Customer, Spartan will purchase for cash at the Trading Value in effect on the date of the purchase, no later than 60 days following the date Spartan elects to purchase the Class A Shares or the date the shareholder requests Spartan to redeem the stock, any Class A Shares beneficially owned by the shareholder in excess of the Required Investment which is applicable to the Shareholder-Customer or, if the Shareholder-Customer no longer purchases grocery and related products from Spartan, the Required Investment which was applicable to the Shareholder-Customer at the time the Shareholder-Customer ceased purchasing the products from Spartan;

          (ii) If at the time of the purchase the shareholder is a Shareholder-Customer, Spartan will purchase the Class A Shares which constitute the Required Investment which is applicable to the Shareholder-Customer, or if the Shareholder-Customer no longer purchases grocery and related products from Spartan, the Required Investment which was applicable to the Shareholder-Customer at the time the Shareholder-Customer ceased purchasing the products from Spartan in the six equal installments described in paragraph (iv) below ("Installments");

          (iii) For any shareholder who at the time of the purchase is not and has not been subject to any Required Investment, the

     Company will purchase the shareholder's Class A Shares in Installments, unless the shareholder and Spartan agree to other terms;

          (iv) The closing on the first Installment will occur at the date and time as to which Spartan and the selling shareholder mutually agree, but no later than 60 days following the date Spartan exercises its option to purchase the stock from the shareholder or the date the shareholder requests Spartan to redeem the stock. The closing on the second Installment will occur on the anniversary date following the closing of the first Installment. The closing on each subsequent Installment will occur on each corresponding anniversary date thereafter. The price for each Share to be acquired in each Installment will be the Trading Value in effect at the date of the closing on the Installment; and

          (v) For the redemption of a Shareholder-Customer's Required Investment, no later than 30 days after the Shareholder-Customer's request to redeem, the Shareholder-Customer may elect to require Spartan to redeem at the Trading Value in effect at the date of redemption all of the Class A Shares with an aggregate Trading Value which equals the Shareholder-Customer's Required Investment on the following terms. Spartan will pay in cash to the Shareholder-Customer an amount equal to one-sixth of the purchase price for the Class A Shares. In addition, Spartan will execute and deliver to the Shareholder-Customer an unsecured promissory note for the balance of the redemption price. The note will be payable in no more than five equal annual Installments of principal, commencing one year from the date of the note. Interest will accrue thereon at the rate of interest 1 percent below the prime rate from time to time in effect until maturity as announced by Michigan National Bank, or such other lending institution as Spartan may select from time to time, and will be payable quarterly. Spartan may prepay the note at any time, in whole or in part, without penalty.

CERTAIN PROVISIONS OF THE MICHIGAN BUSINESS CORPORATION ACT

     Chapter 7A of the Michigan Business Corporation Act (the "Fair Price Act") establishes supermajority and fair price provisions for certain "business combinations." The provisions of the Fair Price Act apply to any Michigan corporation that: (i) has one hundred or more beneficial owners of its common stock; and (ii) did not have any beneficial owner of 10 percent or more of a class of common stock at the time the Fair Price Act became effective. Spartan satisfies these requirements. Thus, the Fair Price Act applies to Spartan.

     The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who beneficially owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to "business combinations" that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the corporation is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; (ii) once becoming an interested shareholder, the person does not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends;
(iii) once becoming an interested shareholder, the person does not receive the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance provided by the corporation or any of its subsidiaries; and
(iv) there has been at least five years between the date the person became an "interested shareholder" and the date the business combination is consummated.

     The requirements of the Fair Price Act do not apply to "business combinations" with an interested shareholder that the board of directors has approved or exempted, specifically, generally or generally by types, from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

     The Fair Price Act would cease to apply to Spartan if its Articles were amended to elect not to be covered by Chapter 7A. Such an amendment would require the same votes for approval as the Fair Price Act requires for approval of a business combination with an interested shareholder.

     Chapter 7B of the Michigan Business Corporation Act regulates the acquisition of "control shares" of Michigan corporations (the "Control Share Act"). The Control Share Act applies to Michigan corporations having one hundred or more shareholders of record, more than 10 percent of whom are residents of Michigan. Spartan also satisfies these requirements. Thus, the Control Share Act applies to Spartan.

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by a person or entity which, when combined with other shares held by that person or entity, would give the acquiror voting power at or above any of the following thresholds: 20 percent, 33 1/3 percent, or a majority. Under the Control Share Act, an acquiror may not vote shares acquired in a "control share acquisition" unless a majority of both the corporation's shareholders and the corporation's disinterested shareholders vote to confer voting rights on the "control shares." The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. In some cases, if control shares are accorded full voting rights as prescribed in Chapter 7B, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     By an amendment to its Articles of Incorporation or Bylaws electing not to be covered, either Spartan's Board of Directors or its shareholders could "opt out" of Chapter 7B and cause the Control Share Act to be inapplicable to "control share acquisitions" occurring thereafter, for as long as the amendment continued in effect. The Board currently has no plans to effect such an amendment, nor is it aware of any other plans or proposals to do so.

     The foregoing discussion concerning the provisions of the Michigan Business Corporation Act is qualified in its entirety by reference to such Michigan Business Corporation Act provisions.

OTHER MATTERS

     The Articles authorize Spartan's Board to determine the preferences, limitations, and voting, dividend, distribution, liquidation, conversion, participation, redemption and other rights of any series of Class B Shares before issuance of the shares. The potential to issue shares pursuant to the authorization, together with the restrictions on transfer of the Class A Shares, may discourage or preclude certain transactions, whether or not beneficial to shareholders, and could discourage certain types of tactics that involve an actual or threatened acquisition or change in control of Spartan.

     Spartan has no present intention to issue any of its authorized Class B Shares. However, any issuance of Class B Shares in the future could adversely affect the rights of the holders of Class A Shares.

                           PLAN OF DISTRIBUTION

     Spartan offers the Class A Shares through its own efforts using salaried employees without payment of any commission. The offering price of the Class A Shares is the Trading Value established from time to time by the Board of Directors. At the date of this Prospectus, the Trading Value was $12.30 per Class A Share. Each new Shareholder-Customer must purchase at least 1,000 Class A Shares. See "RISK FACTORS--Value of Class A Shares."

     There is no minimum number of Class A Shares that must be sold to complete this offering. Spartan offers the Class A Shares on a "best efforts," continuous basis to Shareholder-Customers, persons who apply to become Customers of Spartan, Associates of Spartan, Approved Holders, and Qualified Holders. Thus, Spartan will not place any offering proceeds received in any escrow, trust or other arrangement pending the receipt of a minimum amount of proceeds. There is no assurance that all Class A Shares will be sold.

                               LEGAL MATTERS

     The validity of the Class A Shares offered hereby is being passed upon for Spartan by Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2489. Alex J. DeYonker, General Counsel and Assistant Secretary of the Company, is a partner of Warner Norcross & Judd LLP.


                                  EXPERTS

     The Consolidated Financial Statements of the Company as of March 28, 1998 and March 29, 1997, and for each of the three years in the period ended March 28, 1998, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF SPARTAN

Independent Auditors' Report . . . . . . . . . . . . . . . . . . .    F-1

   Consolidated Balance Sheets as of March 28, 1998 and March 29,
   1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-2

   Consolidated Statements of Operations for each of the three
   years in the period ended March 28, 1998. . . . . . . . . . . .    F-4

   Consolidated Statements of Shareholders' Equity for each of the
   three years in the period ended March 28, 1998. . . . . . . . .    F-5

   Consolidated Statements of Cash Flows for each of the three
   years in the period ended March 28, 1998. . . . . . . . . . . .    F-6

Notes to Consolidated Financial Statements . . . . . . . . . . . .    F-7

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Spartan Stores, Inc.
Grand Rapids, Michigan

   We have audited the accompanying consolidated balance sheets of Spartan Stores, Inc. and subsidiaries as of March 28, 1998 and March 29, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Spartan Stores, Inc. and subsidiaries as of March 28, 1998, and March 29, 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 28, 1998, in conformity with generally accepted accounting principles.


   /s/ Deloitte & Touche LLP
Grand Rapids, Michigan
   June 10, 1998

                                   CONSOLIDATED BALANCE SHEETS

                              SPARTAN STORES, INC. AND SUBSIDIARIES
                                                                  MARCH 28,                   MARCH 29,
ASSETS                                                              1998                        1997
------                                                          ------------                ------------
CURRENT ASSETS
  Cash and cash equivalents                                     $ 37,026,640                $ 34,198,752
  Marketable securities                                           18,333,323                  17,605,880
  Accounts receivable                                             70,083,223                  67,045,013
  Refundable taxes on income                                       4,466,297                   6,127,753
  Inventories                                                     92,706,414                  85,209,192
  Prepaid expenses                                                 6,885,828                   6,863,225
  Deferred taxes on income                                         7,277,000                   5,751,000
                                                                ------------                ------------

  TOTAL CURRENT ASSETS                                           236,778,725                 222,800,815

OTHER ASSETS
  Notes receivable                                                 6,539,412                   6,353,405
  Other                                                            1,703,110                   1,568,893
                                                                ------------                ------------

  TOTAL OTHER ASSETS                                               8,242,522                   7,922,298

PROPERTY AND EQUIPMENT
  Land and improvements                                           33,098,220                  36,391,244
  Buildings                                                      136,496,867                 138,569,686
  Equipment                                                      138,663,310                 134,035,643
                                                                ------------                ------------

  TOTAL PROPERTY AND EQUIPMENT                                   308,258,397                 308,996,573

  Less accumulated depreciation and amortization                 147,146,529                 135,988,572
                                                                ------------                ------------

  NET PROPERTY AND EQUIPMENT                                     161,111,868                 173,008,001
                                                                ------------                ------------

TOTAL ASSETS                                                    $406,133,115                $403,731,114
                                                                ============                ============

See notes to consolidated financial statements.

                              CONSOLIDATED BALANCE SHEETS (CONTINUED)

                              SPARTAN STORES, INC. AND SUBSIDIARIES
                                                                  MARCH 28,                   MARCH 29,
LIABILITIES AND SHAREHOLDERS' EQUITY                                1998                        1997
------------------------------------                            ------------                ------------
CURRENT LIABILITIES
  Notes payable                                                 $ 38,500,000                $ 33,500,000
  Accounts payable                                                81,690,574                  78,130,484
  Rebates due to customers                                           215,025                   2,581,674
  Accrued payroll and benefits                                    13,447,559                  11,815,711
  Insurance reserves                                              15,799,160                  17,172,342
  Other accrued expenses                                          18,899,635                  12,739,253
  Current maturities of long-term debt                             5,890,177                   6,598,927
  Current obligation under capital lease                             654,600                     593,078
                                                                ------------                ------------

  TOTAL CURRENT LIABILITIES                                      175,096,730                 163,131,469

DEFERRED GAINS ON SALES OF PROPERTY AND EQUIPMENT                    644,389                     213,198

DEFERRED TAXES ON INCOME                                           3,750,000                   2,807,000

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS                        4,784,200                   4,545,483

LONG-TERM DEBT                                                   106,554,150                 124,010,394

LONG-TERM OBLIGATION UNDER CAPITAL LEASE                           1,111,395                   1,765,996

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
  Class A common stock, voting, par value $2 a share;
    authorized 20,000,000 shares; outstanding 11,443,985
    and 12,032,850                                                22,887,970                  24,065,700
  Additional paid-in capital                                      16,431,937                  18,406,969
  Retained earnings                                               74,872,344                  64,784,905
                                                                ------------                ------------

  TOTAL SHAREHOLDERS' EQUITY                                     114,192,251                 107,257,574
                                                                ------------                ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $406,133,115                $403,731,114
                                                                ============                ============

                              CONSOLIDATED STATEMENTS OF OPERATIONS

                              SPARTAN STORES, INC. AND SUBSIDIARIES
                                                                   YEAR ENDED
                                        ----------------------------------------------------------------
                                          MARCH 28,                 MARCH 29,               MARCH 30,
                                            1998                      1997                    1996
                                        --------------            --------------          --------------
NET SALES                               $2,489,249,469            $2,475,025,242          $2,554,687,929

LESS VOLUME INCENTIVE REBATES                                                                 15,576,939
                                        --------------            --------------          --------------

                                         2,489,249,469             2,475,025,242           2,539,110,990

COSTS AND EXPENSES
  Cost of sales                          2,234,164,773             2,238,364,428           2,295,129,609
  Operating and administrative             229,137,439               216,890,506             223,817,233
  Restructuring, reorganization and
    other charges                                                                             46,439,743
  Interest expense                          10,934,034                 9,700,440               9,600,177
  Interest income                           (3,324,089)               (3,609,410)             (4,111,032)
  (Gain) loss on sale of
    property and equipment                  (3,905,669)               (1,704,447)                402,855
                                        --------------            --------------          --------------

TOTAL COSTS AND EXPENSES                 2,467,006,488             2,459,641,517           2,571,278,585
                                        --------------            --------------          --------------

EARNINGS (LOSS) BEFORE INCOME
  TAXES (BENEFIT)                           22,242,981                15,383,725             (32,167,595)

INCOME TAXES (BENEFIT)                       8,009,000                 5,681,000             (10,500,000)
                                        --------------            --------------          --------------

NET EARNINGS (LOSS)                     $   14,233,981            $    9,702,725          $  (21,667,595)
                                        ==============            ==============          ==============

BASIC AND DILUTED
  NET EARNINGS (LOSS)
  PER CLASS A SHARE                     $         1.21            $          .80          $        (1.74)
                                        ==============            ==============          ==============




                                      F-4

BASIC WEIGHTED AVERAGE
CLASS A SHARES                              11,785,263                12,136,708              12,438,659
                                        ==============            ==============          ==============

DILUTED WEIGHTED AVERAGE
CLASS A SHARES                              11,788,723                12,140,470              12,442,159
                                        ==============            ==============          ==============

See notes to consolidated financial statements.

                              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                  SPARTAN STORES, INC. AND SUBSIDIARIES
                                                              CLASS A          ADDITIONAL          RETAINED
                                                           COMMON STOCK      PAID-IN CAPITAL       EARNINGS
                                                           ------------      ---------------       --------
Balance                     March 26, 1995                 $25,088,980        $17,473,010        $83,238,742

Class A common
  stock transactions        760,460 shares purchased        (1,520,920)        (3,165,335)        (2,904,751)

                            676,450 shares issued            1,352,900          5,314,797

Net loss                                                                                         (21,667,595)

Cash dividends              $.05 per share                                                          (623,117)

---------------------------------------------------------------------------------------------------------------

Balance                     March 30, 1996                  24,920,960         19,622,472         58,043,279

Class A common
  stock transactions        801,410 shares purchased        (1,602,820)        (4,367,053)        (2,355,162)

                            373,780 shares issued              747,560          3,151,550

Net earnings                                                                                       9,702,725

Cash dividends              $.05 per share                                                          (605,937)

---------------------------------------------------------------------------------------------------------------

Balance                     March 29, 1997                  24,065,700         18,406,969         64,784,905

Class A common
  stock transactions        895,256 shares purchased        (1,790,512)        (4,769,484)        (3,559,471)

                            306,391 shares issued              612,782          2,794,452

Net earnings                                                                                      14,233,981

Cash dividends              $.05 per share                                                          (587,071)

---------------------------------------------------------------------------------------------------------------


                                      F-6

Balance                     March 28, 1998                 $22,887,970        $16,431,937        $74,872,344
                                                           ===========        ===========        ===========

See notes to consolidated financial statements.

                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                              SPARTAN STORES, INC. AND SUBSIDIARIES
                                                                          YEAR ENDED
                                                     ----------------------------------------------------
                                                       MARCH 28,           MARCH 29,           MARCH 30,
                                                         1998                1997                1996
                                                     ------------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)                                $ 14,233,981        $  9,702,725        $(21,667,595)
  Adjustments to reconcile net earnings
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization                      21,639,466          20,175,210          19,224,433
    Rebates paid in common stock                                                                4,000,121
    Restructuring, reorganization and other charges                                            41,344,222
    Postretirement benefits other than pensions           238,717             444,000             107,306
    Deferred taxes on income                             (583,000)          4,035,000           1,194,000
    (Gain) loss on sale of property and equipment      (3,905,669)         (1,704,447)            402,855
    Change in assets and liabilities:
       Marketable securities                             (727,443)         (1,554,272)         (2,806,890)
       Accounts receivable                             (3,038,210)          1,399,563           6,358,071
       Refundable taxes on income                       1,661,456           4,147,084         (10,173,305)
       Inventories                                     (7,497,222)         (6,549,385)         10,330,922
       Prepaid expenses                                   (22,603)         (3,795,069)             99,410
       Accounts payable                                 3,560,090          (6,738,104)         (6,146,663)
       Rebates due to customers                        (2,366,649)          1,215,900            (570,867)
       Accrued payroll and benefits                     1,631,848           1,138,090             183,184
       Insurance reserves                              (1,373,182)         (1,312,318)           (635,043)
       Other accrued expenses                           6,160,382          (4,196,900)          1,633,999
                                                     ------------        ------------        ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES              29,611,962          16,407,077          42,878,160
                                                     ------------        ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                 (23,997,384)        (46,237,512)        (47,968,624)
  Proceeds from the sale of property and
    equipment                                          20,743,170           7,805,730           2,083,122
  Other                                                   (27,517)          2,624,384          (3,610,725)
                                                     ------------        ------------        ------------

NET CASH USED IN INVESTING ACTIVITIES                  (3,226,697)        (35,807,398)        (49,496,227)
                                                     ------------        ------------        ------------


                                      F-8

CASH FLOWS FROM FINANCING ACTIVITIES
  Changes in notes payable                              5,000,000          18,500,000          10,056,580
  Proceeds from long-term borrowings                    9,212,619          37,274,127          34,871,387
  Repayment of long-term debt                         (29,877,613)        (36,357,074)        (17,587,293)
  Reduction of obligation under capital lease            (593,079)           (582,136)           (541,235)
  Proceeds from sale of common stock                    3,407,234           3,899,110           2,667,576
  Common stock purchased                              (10,119,467)         (8,325,035)         (7,591,006)
  Dividends paid                                         (587,071)           (605,937)           (623,117)
                                                     ------------        ------------        ------------

NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                                (23,557,377)         13,803,055          21,252,892
                                                     ------------        ------------        ------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                           2,827,888          (5,597,266)         14,634,825
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR                                                 34,198,752          39,796,018          25,161,193
                                                     ------------        ------------        ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR             $ 37,026,640        $ 34,198,752        $ 39,796,018
                                                     ============        ============        ============

See notes to consolidated financial statements.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPANY OWNERSHIP

The Company's common stock is substantially owned by its customers and a majority of the Company's sales are to its shareholder-customers. A description of the Company's transactions with its customers is included in the Business Segment Information note to the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany profits, transactions and balances have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

FISCAL YEAR

   The fiscal year of the Company ends on the last Saturday of March. The fiscal years ended March 28, 1998 and March 29, 1997 were comprised of fifty-two weeks. The fiscal year ended March 30, 1996 was comprised of fifty-three weeks.

FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

   Financial instruments include cash and cash equivalents, marketable securities, accounts and notes receivable, accounts payable, notes payable and long-term debt reported in the Consolidated Balance Sheets. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and notes receivable approximate fair value at March 28, 1998 and March 29, 1997 because of the short-term nature of these financial instruments.

   At March 28, 1998, the estimated fair value of marketable securities exceeded cost by $24,235. As of March 29, 1997, cost of marketable securities exceeded fair value by $103,956.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

   At March 28, 1998 and March 29, 1997 the estimated fair value of the Company's long-term debt (including current maturities) exceeded the carrying value by approximately $763,000 and $860,000, respectively. The estimated fair value was based on anticipated rates available to the Company for debt with similar terms and maturities. The estimated fair value of notes payable included in current liabilities as of March 28, 1998 and March 29, 1997 approximated the carrying value.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly-liquid investments with an original maturity of three months or less at the date of purchase.

ACCOUNTS RECEIVABLE

   Accounts receivable include the current portion of notes receivable of $2,709,152 in 1998 and $3,772,303 in 1997 and are shown net of allowances for credit losses of $1,810,000 in 1998 and $3,160,000 in 1997.

INVENTORIES

   Inventories are stated at the lower of cost or market using the LIFO (last-in, first-out) method. If replacement cost had been used, inventories would have been $45,400,000 and $45,000,000 higher at March 28, 1998 and March 29, 1997, respectively. During 1998, 1997 and 1996, certain inventory quantities were reduced. These reductions resulted in liquidations of LIFO inventory carried at lower costs prevailing in prior years as compared with the costs of purchases in these years, the effect of which increased income before taxes in 1998 and 1997 by $51,000 and $441,000, respectively and decreased the loss before tax benefit in 1996 by $480,000.

RECOGNITION OF LOAN IMPAIRMENT

The Company records allowances for loan impairment when it is determined that the Company will be unable to collect all amounts due according to the terms of the underlying agreement. Interest income on impaired loans is recognized only when interest payments are received.

LONG-LIVED ASSETS

The carrying values of long-lived assets are analyzed using undiscounted future cash flows of the assets. Any adjustment to its carrying value is recognized on a current basis.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES


PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over the shorter of the estimated useful lives or lease periods of the assets. Expenditures for normal repairs and maintenance are charged to operations as incurred. Depreciation is computed using the straight-line and declining balance methods as follows:

           Land improvements                   15 to 40 years
           Buildings and improvements          15 to 40 years
           Machinery and equipment              5 to 20 years
           Furniture and fixtures               3 to 10 years

Capital leases are initially stated at the present value of future lease payments and are amortized using the straight-line and declining balance methods over the related lease terms.

Software engineering costs are capitalized, and amortization over a five year period commences as each system is implemented.

ACCOUNTS PAYABLE

   Accounts payable include $18,267,488 and $15,522,845 at March 28, 1998 and March 29, 1997, respectively, of checks which have been issued and have not cleared the Company's controlled disbursing bank accounts.

INSURANCE RESERVES

Insurance reserves represent a provision for reported losses and incurred but not reported losses. Losses are recorded when reported and consist of individual case basis estimates. Incurred but not reported losses are estimated based on available historical information.

DEFERRED GAIN

   Gain on sales and leaseback of certain real property and transportation equipment have been deferred and are being amortized as a reduction of rent expense over the lives of the leases.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

TAXES ON INCOME

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE

   Basic Earnings Per Share ("EPS") excludes dilution and is computed by dividing net earnings by the weighted-average number of common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for options outstanding under the Company's stock option plan.



   NEW ACCOUNTING STANDARDS

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS NO. 130 establishes standards for the reporting and presentation of comprehensive income and its components. SFAS No. 131 establishes standards for defining operating segments and the reporting of certain information regarding operating segments. Because these statements only impact how financial information is disclosed in interim and annual reports, the adoption will have no impact on the Company's financial condition or results of operations. Both accounting standards are effective for the Company's fiscal year ended March 27, 1999.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for the Company on March 28, 1999, however, early adoption is permitted. The
SOP will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. This SOP will be adopted on a prospective basis and its effect on future operations has not been determined.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES


RECLASSIFICATIONS

   Certain reclassifications have been made to the 1997 presentation in order to conform to the 1998 presentation.

RESTRUCTURING, REORGANIZATION AND OTHER CHARGES

During the fiscal year ended March 30, 1996, the Company incurred restructuring, reorganization and other charges amounting to approximately $46,400,000 relating to the Distribution segment. The aggregate charge includes $35,400,000 which represents certain costs which were incurred as part of the Company's program to design and implement its business automation and support environment (BASE). The Company decided to terminate certain projects and wrote off costs incurred as there was no estimated future benefit. In addition, certain other costs associated with the continuing projects were also written off if they were deemed to be of no value to the continuing project.

To improve the effectiveness and efficiency of its distribution systems, various distribution facilities were closed in 1996. Restructuring, reorganization and other charges included $7,500,000 in 1996 for costs associated with the closing of these facilities. As of March 30, 1996, other accrued expenses included $2,600,000 related to the aforementioned costs. Amounts paid in 1997 did not materially differ from the amounts accrued in 1996.

The Company also provided $3,500,000 for the impairment of long-lived assets, inasmuch as the projected future undiscounted cash flows were not sufficient to recover their carrying value.

MARKETABLE SECURITIES

   The amortized cost and estimated fair values of marketable securities available-for-sale as of March 28, 1998 and March 29, 1997 are shown below. Unrealized gains and losses as of March 28, 1998 and March 29, 1997 were not material.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

                                                                        1998
                                                            ------------------------------
                                                                                ESTIMATED
                                                             AMORTIZED            FAIR
                                                               COST               VALUE
                                                            -----------        -----------
Securities available-for-sale:
        U.S. Treasury securities and obligations
            of U.S. government corporations
            and agencies                                    $ 7,158,325        $ 7,173,804
        Debt securities issued by
            foreign governments,
            corporations and agencies                        11,150,763         11,159,519
                                                            -----------        -----------

                                                            $18,309,088        $18,333,323
                                                            ===========        ===========

                                                                        1997
                                                            ------------------------------
                                                                                ESTIMATED
                                                             AMORTIZED            FAIR
                                                               COST               VALUE
                                                            -----------        -----------
Securities available-for-sale:
        U.S. Treasury securities and obligations
            of U.S. government corporations and
            agencies                                        $ 4,057,217        $ 3,840,157
        Debt securities issued by foreign
            governments, corporations and
            agencies                                         13,652,619         13,765,723
                                                            -----------        -----------

                                                            $17,709,836        $17,605,880
                                                            ===========        ===========

   The amortized cost and estimated fair values of investments as of March 28, 1998, by contractual maturity, are shown below:

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES


                                                                               ESTIMATED
                                                            AMORTIZED            FAIR
                                                              COST               VALUE
                                                           -----------        -----------
Due in one year or less                                    $ 5,454,812        $ 5,451,764
Due after one year
  through five years                                         9,062,186          9,049,219
Due after five years
  through ten years                                          3,792,090          3,832,340
                                                           -----------        -----------

                                                           $18,309,088        $18,333,323
                                                           ===========        ===========


NOTES RECEIVABLE

   Notes receivable relate to loans to shareholder-customers used to develop new stores or expand or remodel existing stores. Loans are collateralized by the inventory, facilities or equipment financed and in some instances by the Company's Class A shares held by the shareholder-customer. Loans are made on a floating rate basis, based on the prime rate. Most loans carry interest rates from prime plus one-half percent to prime plus two percent. Maturity dates range to 2004 at March 28, 1998. Impaired notes total approximately $480,000 at March 28, 1998 and $2,400,000 at March 29, 1997,
including the current portion. The allowance for credit losses on accounts receivable at March 28, 1998 and March 29, 1997 includes $290,000 and $1,600,000, respectively, relating to impaired notes.

NOTES PAYABLE AND LONG-TERM DEBT

   The Company has an unsecured $150 million credit agreement. This agreement is segregated into a short-term $70 million line of credit, a long-term $60 million revolving loan and a long-term $20 million single facility loan.
The short-term $70 million line of credit provides for the issuance of letters of credit of which approximately $18,500,000 were outstanding and unused as of March 28, 1998. Notes payable included in current liabilities represent borrowings under the short-term line of credit. The line of

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

credit agreement requires the payment of interest at a negotiated rate at the date of the borrowing. The weighted average rates for 1998 and 1997 were 6.25% and 6.04%, respectively. The unused portion of the available lines of credit aggregates $30,199,500 at March 28, 1998.

   The Company's long-term debt consists of the following:

                                                                     MARCH 28,                MARCH 29,
                                                                       1998                     1997
                                                                   ------------             ------------
9.3% Senior notes, unsecured, due
   December, 2004, annual principal
   payments of $2,000,000 due
   December 1                                                      $ 14,000,000             $ 16,000,000

9.11% Senior notes, unsecured, due
   December, 1999, annual principal
   payments of $1,500,000 due
   December 1                                                         3,000,000                4,500,000

7.27% Senior notes, unsecured, due
   February, 2003, annual principal
   payments of $2,000,000 due
   February 1                                                        10,000,000               12,000,000

Bank credit agreement, unsecured, interest
   rate negotiated daily, monthly and
   quarterly.  Due December 23, 1999                                 62,800,000               79,000,000

Variable Rate Promissory Notes, unsecured,
   due March 31, 1999, interest payable
   quarterly at 1% below the prime rate                              14,056,389               12,599,410

Other                                                                 8,587,938                6,509,911
                                                                   ------------             ------------
                                                                    112,444,327              130,609,321
Less current portion                                                  5,890,177                6,598,927
                                                                   ------------             ------------

Total long-term debt                                               $106,554,150             $124,010,394
                                                                   ============             ============

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   At March 28, 1998, long-term debt is due as follows:

          YEAR ENDING MARCH,
          ------------------
                1999                           $  5,890,177
                2000                             86,754,985
                2001                              4,249,357
                2002                              4,270,023
                2003                              4,290,995
                Later                             6,988,790
                                               ------------
                                               $112,444,327
                                               ============

   Certain loan agreements contain covenants which include restrictions on additional indebtedness, payment of cash dividends (restricted to an additional $19,143,542 at March 28, 1998) and payment of cash rebates.

   The Variable Rate Promissory Notes are issued under a note offering which permits the Company to sell notes with a total principal amount of $100,000,000. The notes are offered in minimum denominations of $1,000 and may be issued by the Company at any time. Issues will be redeemed on March 31 of every other calendar year after March 31, 1993. As of March 28, 1998, the Company may still issue $50,155,025 of the notes.

COMMITMENTS AND CONTINGENCIES

   The Company has guaranteed payment of indebtedness to financial institutions aggregating $19.2 million at March 28, 1998 on behalf of certain customers. Additionally, the Company has guaranteed three leases by customers, two of which expire in 2012 with combined annual rentals of $444,500, and one of which expires in 2017 with an annual rental of $217,500.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   On August 21, 1996, the Attorney General for the State of Michigan filed an action in Michigan circuit court against the leading cigarette manufacturers operating in the United States, twelve wholesalers and distributors of tobacco products in Michigan (including three Company subsidiaries) and others seeking certain injunctive relief, the reimbursement of $4 billion in Medicaid and other expenditures incurred or to be incurred by the State of Michigan to treat diseases allegedly caused by cigarette smoking and punitive damages of $10 billion. During fiscal year 1998, three actions were filed in state courts in Tennessee and twenty-two actions were filed in state courts in Pennsylvania against the leading cigarette manufacturers operating in the United States and certain wholesalers and distributors, including a subsidiary of the Company. In the three Tennessee actions, one action was filed as a class action on behalf of the individual plaintiffs, one action was filed on behalf of the State of Tennessee and its taxpayers, and one action was filed by an individual plaintiff. All of the Pennsylvania actions were filed by individual plaintiffs. In these separate cases, the plaintiffs are seeking compensatory, punitive and other damages, reimbursement of medical and other expenditures and equitable relief. The Company believes that its subsidiaries have valid defenses to these legal actions. These actions are being vigorously defended. The Tennessee class action and individual plaintiff action already have been dismissed and a dismissal order is pending with respect to the action on behalf of the State of Tennessee and its taxpayers. All but one of the Pennsylvania actions have been dismissed without prejudice pursuant to a Dismissal and Tolling Agreement under which the defendants have agreed not to raise the defense of statute of limitations or laches if an action is filed by a plaintiff before April 1, 1999. One of the cigarette manufacturers named as a defendant in each action has agreed to indemnify the Company's subsidiaries from damages arising out of these actions. Management believes that the ultimate outcome of these actions should not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

Various other lawsuits and claims, arising in the ordinary course of business, are pending or have been asserted against the Company. While the ultimate effect of such actions cannot be predicted with certainty, management believes that their outcome will not result in a material adverse effect on the consolidated financial position, operating results or liquidity of the Company.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES
LEASES

   The Company and certain subsidiaries lease equipment and warehouse and store facilities. Many of these leases include renewal options. The following represents property which is leased under a capital lease and included in property and equipment:

                                                             MARCH 28,               MARCH 29,
                                                               1998                    1997
                                                             ----------              ----------
        Buildings                                            $7,300,000              $7,300,000
        Less accumulated amortization                         6,563,456               6,268,838
                                                             ----------              ----------

        Net buildings                                        $  736,544              $1,031,162
                                                             ==========              ==========

   Amortization of property under the capital lease was $294,618, in 1998, 1997, and 1996.

   Future minimum obligations under the capital lease in effect at March 28, 1998 are as follows:

                                                                                       USED IN
        YEAR ENDING MARCH,                                                            OPERATIONS
        ------------------                                                            ----------
                1999                                                                  $  793,872
                2000                                                                     793,872
                2001                                                                     396,937
                                                                                      ----------
        Total future minimum obligations                                               1,984,681
        Less interest                                                                    218,686
                                                                                      ----------
        Present value of net future minimum obligations                                1,765,995
        Less current portion                                                             654,600
                                                                                      ----------
        Long-term obligations                                                         $1,111,395
                                                                                      ==========

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   Future minimum obligations under operating leases in effect at March 28, 1998 are as follows:


      YEAR ENDING                     USED IN             SUBLEASED
         MARCH,                      OPERATIONS           TO OTHERS              TOTAL
      -----------                    ----------          -----------          -----------
         1999                        $4,240,778          $ 2,302,432          $ 6,543,210
         2000                         3,180,687            2,302,432            5,483,119
         2001                         1,640,042            2,240,752            3,880,794
         2002                           476,062            2,164,462            2,640,524
         2003                           157,276            1,927,381            2,084,657
         Later                           13,236           12,800,852           12,814,088
                                     ----------          -----------          -----------
Total future minimum
    obligations                      $9,708,081          $23,738,311          $33,446,392
                                     ==========          ===========          ===========


   Rental expense under those leases which are classified as operating leases amounted to $8,400,000, $9,690,000 and $11,030,000 in 1998, 1997 and 1996,
respectively.

One of the Company's subsidiaries leases retail store facilities to non-related entities. Of the stores leased, several are owned and others were obtained through leasing arrangements and are accounted for as operating leases. Substantially all of the leases provide for minimum and contingent rentals.

Owned assets, included in property and equipment, which are leased to others are as follows:

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



                                                        MARCH 28,                MARCH 29,
                                                          1998                     1997
                                                       -----------              -----------
        Land and improvements                          $15,100,926              $18,618,760
        Buildings                                       58,116,191               57,836,784
                                                       -----------              -----------

                                                        73,217,117               76,455,544

        Less accumulated depreciation                   15,341,306               16,100,102
                                                       -----------              -----------

        Net land and buildings                         $57,875,811              $60,355,442
                                                       ===========              ===========


   Future minimum rentals under operating leases in effect at March 28, 1998 are as follows:


      YEAR ENDING                OWNED                 LEASED
         MARCH,                 PROPERTY              PROPERTY              TOTAL
      -----------             ------------           -----------        ------------
         1999                 $  7,809,742           $ 2,414,519        $ 10,224,261
         2000                    7,457,199             2,414,519           9,871,718
         2001                    7,295,041             2,347,868           9,642,909
         2002                    7,038,908             2,268,747           9,307,655
         2003                    6,833,393             2,022,037           8,855,430
         Later                  65,843,717            13,465,411          79,309,128
                              ------------           -----------        ------------

Total future minimum
    rentals                   $102,278,000           $24,933,101        $127,211,101
                              ============           ===========        ============

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



ASSOCIATE RETIREMENT PLANS

The Company's retirement programs include pension plans providing non-contributory benefits and contributory benefits. Substantially all of the Company's associates not covered by collective bargaining agreements are covered by either a non-contributory defined benefit pension plan (Company
Plan), a defined contribution plan or both. Associates covered by collective bargaining agreements are included in multi-employer pension plans.

The benefits in the Company Plan are based on years of service and the associate's compensation. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (ERISA), except that prior years' contributions in excess of the minimum are being amortized over the period ending March 31, 2016. Plan assets consist principally of common stocks and U.S. Government and corporate obligations.

The following information sets forth the Company's defined benefit pension plans' significant actuarial assumptions:


                                                          1998        1997        1996
                                                          ----        ----        ----
Weighted average discount rate                            7.00%       7.50%       7.00%
Rate of increase in future compensation levels            4.75%       4.75%       4.75%
Long-term rate of return on assets                        9.00%       9.00%       8.75%


The following table sets forth the Company's defined benefit pension plans' funded status and the amounts recognized in the Company's financial statements:

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

                                                               MARCH 28,            MARCH 29,
                                                                 1998                 1997
                                                             ------------         ------------
Date of actuarial valuation                                  March 30, 1997       March 31, 1996
Actuarial present value of accumulated
   benefit obligations:
       Vested                                                $ 36,177,656         $ 30,832,302
       Total                                                   37,688,772           32,077,675
                                                             ------------         ------------

Projected benefit obligation                                  (52,553,318)         (44,707,977)
Plan assets at fair value                                      50,929,661           38,952,059
                                                             ------------         ------------

Projected benefit obligation in excess of
   plan assets                                                 (1,623,657)          (5,755,918)
Unrecognized net (gain) loss                                   (3,152,866)           1,324,133
Unrecognized prior service cost                                 1,827,109            1,954,044
Initial net credit at April 1, 1987 being
   amortized over 19 years                                         42,373               47,670
                                                             ------------         ------------

Pension liability                                           ($  2,907,041)        $ (2,430,071)
                                                             ============         ============

Net pension expense included the following components:

                                                           1998              1997              1996
                                                        -----------       -----------       -----------
Service cost                                            $ 2,014,359       $ 2,214,766       $ 1,644,379
Interest cost                                             3,335,534         3,121,058         2,747,457
Actual return on plan assets                            (11,785,386)       (3,579,463)       (5,583,071)
Net amortization and deferral                             8,642,024         1,011,568         3,132,667
                                                        -----------       -----------       -----------

Net pension expense                                     $ 2,206,531       $ 2,767,929       $ 1,941,432
                                                        ===========       ===========       ===========

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   Subsequent to March 28, 1998, the Company's non-contributory defined benefit pension plan was amended to become a cash-balance non-contributory defined benefit pension plan.

   Matching contributions made by the Company to salary reduction defined contribution pension plans aggregated $1,600,000, $1,371,000 and $1,188,000 in 1998, 1997 and 1996, respectively.

   In addition to the plans described above, the Company participates in several multi-employer and other defined contribution plans for substantially all associates covered by collective bargaining agreements. The expense for these plans aggregated approximately $4,932,000 in 1998, $4,740,000 in 1997 and $5,025,000 in 1996.

The Multi-Employer Pension Plan Amendments Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, principally related to employer withdrawal from or termination of such plans. Separate actuarial calculations of the Company's position are not available with respect to the multi-employer plans.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   Spartan Stores, Inc. and certain subsidiaries provide health care bene-fits to retired associates who have at least ten years of service and have attained age fifty-five, and who are not covered by collective bargaining arrangements during their employment (covered associates). Qualified covered associates retiring prior to April 1, 1992, receive major medical insurance with deductible and coinsurance provisions until age sixty-five and medicare supplemental benefits thereafter. Covered associates retiring after April 1, 1992, are eligible for monthly postretirement health care benefits of five dollars multiplied by the associate's years of service.
This benefit is in the form of a credit against the monthly insurance premium. The balance of the premium is paid by the retiree. From April 1, 1992 through December 31, 1997 the Company supplemented the retiree portion of the premium which was reflected in the computation of the postretirement benefit liability. Effective January 1, 1998, the Company began charging retirees for 100% of the retiree portion of the medical cost resulting in the prior service cost adjustment.

The Company accrues the estimated cost of retiree benefit payments, other than pensions, during the employee's active service period.

The accumulated postretirement benefit obligation is as follows:

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



                                                               MARCH 28,              MARCH 29,
                                                                 1998                   1997
                                                              -----------             ----------
Retired participants                                          $ 2,153,593             $2,215,302
Other fully eligible participants                                 862,913                994,641
Other active participants                                       1,822,379              2,585,826
                                                              -----------             ----------

Accumulated postretirement benefit
    obligation                                                  4,838,885              5,795,769
Prior service cost                                              1,383,039
Unrecognized (gain) loss                                       (1,437,724)             1,250,286
                                                              -----------             ----------

Postretirement benefit liability                              $ 4,784,200             $4,545,483
                                                              ===========             ==========

Postretirement health care expense consisted of the following components:

                                                                      1998              1997
                                                                    --------          --------
Service cost-benefits earned during the period                      $170,911          $294,630
Interest cost on the accumulated postretirement
    benefit obligation                                               311,168           393,971
Net amortization and deferral                                        (30,766)           50,532
                                                                    --------          --------

Periodic postretirement benefit cost                                $451,313          $739,133
                                                                    ========          ========

   The Company continues to fund these benefits as incurred. Payment of these benefits was $212,596, $295,133 and $463,194 in 1998, 1997 and 1996,
respectively.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 5% for the fiscal year ended March
28, 1998 and remains at that level thereafter. A 1% increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation by 2% and the periodic postretirement benefit cost by 1.3%.

   The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0% in 1998 and 1997, respectively.

TAXES ON INCOME

The income tax provision (benefit) is summarized as follows:

                                             MARCH 28,            MARCH 29,            MARCH 30,
                                               1998                 1997                 1996
                                            ----------           ----------          ------------
Currently payable (refundable)              $8,592,000           $1,646,000          $(11,694,000)
Net deferred                                  (583,000)           4,035,000             1,194,000
                                            ----------           ----------          ------------
                                            $8,009,000           $5,681,000          $(10,500,000)
                                            ==========           ==========          ============

The effective income tax rates are different from the statutory federal income tax rates for the following reasons:

                                                   1998           1997             1996
                                                   ----           ----             ----
Statutory income tax rate                          35.0%          35.0%           (34.0)%
Amortization of goodwill                             .1            2.4              4.5
Research and development credit                                                    (2.5)
Other                                                .9            (.5)             (.6)
                                                   ----           ----            -----

Effective income tax rate                          36.0%          36.9%           (32.6)%
                                                   ====           ====            =====

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

   Deferred tax assets and liabilities resulting from temporary differences and carry forwards as of March 28, 1998 and March 29, 1997 are as follows:

                                                                         1998                  1997
                                                                      -----------           -----------
Deferred tax assets:
   Employee benefits                                                  $ 5,598,245           $ 5,159,341
   Depreciation                                                         1,119,330             2,618,504
   Inventory                                                            1,231,200             1,485,413
   Accounts receivable                                                    630,000               962,500
   Lease transactions                                                     494,000               637,000
   Insurance reserves                                                     557,165               787,266
   Research & development credit                                        2,729,909
   All other                                                              441,710             1,108,098
                                                                      -----------           -----------
Total deferred tax assets                                              12,801,559            12,758,122
                                                                      -----------           -----------
Deferred tax liabilities:
   Depreciation                                                         7,053,895             8,217,630
   Inventory                                                            1,040,199               415,577
   All other                                                            1,180,465             1,180,915
                                                                      -----------           -----------

Total deferred tax liabilities                                          9,274,559             9,814,122
                                                                      -----------           -----------

Net deferred tax asset                                                $ 3,527,000           $ 2,944,000
                                                                      ===========           ===========

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for interest and income taxes were as follows:

                                                 1998             1997            1996
                                              -----------      ----------      -----------
        Interest                              $11,264,484      $8,916,115      $10,085,527
        Income taxes                            3,618,017       2,185,507        4,755,049

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   During 1998, the Company entered into a $2,500,000 note payable for the purchase of a distribution center.

SHAREHOLDERS' EQUITY



   The Company's Articles of Incorporation provide that the Board of Directors may at any time, and from time to time, provide for the issuance of up to 5,000,000 shares of Class B common stock in one or more series, each with such designations, and, relative to the Class A common stock and to other series of Class B common stock, such voting, distribution, dividend and other rights and restrictions as shall be stated in the resolution(s) providing for the issuance thereof. At March 28, 1998, there were no Class
B shares outstanding.

   Under the Company's Bylaws the Board of Directors establishes the price at which the Company issues and purchases its Class A common stock (the "Trading Value").

   The Company's shareholder-customers are required to own Class A common stock of the Company in an amount relative to their purchases up to a maximum of $125,000 of common stock per store. Spartan Stores, Inc.
sells its common stock to new customers and prior to February 4, 1996 issued common stock in partial payment of volume incentive rebates. The current Company policy is to redeem, at the request of the shareholder, stock held in excess of the required investment. This policy does not create or evidence any obligation on the Company's behalf and the Board of Directors may revise or terminate the policy at any time. At March 28, 1998, there were 8,362,000 shares outstanding in excess of the required investment.

   The Company has a shareholder approved stock option plan covering 500,000 shares of the Company's Class A common stock. The plan provides for the granting of incentive stock options as well as non-qualified stock options to corporate officers. The Company accounts for stock option grants in accordance with Accounting Principles Bulletin Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the Trading Value. Options must be exercised within ten years of the date of grant. The authorization to grant options under the plan terminates on October 31, 2001.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   The Company's stock option grants vest immediately. If compensation cost for stock option grants had been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net earnings (loss) and earnings per share would have been adjusted to the pro forma amounts indicated as follows:


                                                          1998               1997              1996
                                                       -----------        ----------       ------------
Net earnings (loss) as reported                        $14,233,981        $9,702,725       $(21,667,595)
Net earnings (loss)
  Pro forma                                             14,111,065         9,622,161        (21,705,869)

Basic & diluted earnings (loss) per share -
  as reported                                          $      1.21        $      .80       $      (1.74)
Basic & diluted earnings (loss)
  Per share - Pro forma                                $      1.20        $      .79       $      (1.75)





   Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                         1998              1997              1996
                                        -------           -------           -------
Dividend yield                             .11%              .12%              .13%
Expected volatility                       7.60%             5.04%             7.51%
Risk-free interest rate                   6.88%             6.82%             6.36%
Expected life of option                 10 yrs.           10 yrs.           10 yrs.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES

                                                                              WEIGHTED          FAIR VALUE
                                                         SHARES               AVERAGE           OF OPTIONS
                                                      UNDER OPTION         EXERCISE PRICE        GRANTED
                                                      ------------         --------------       ----------
OPTIONS OUTSTANDING AT MARCH 25, 1995                    30,000                $ 8.83
Granted                                                  13,000                 10.00             $4.53
                                                        -------                ------             -----

OPTIONS OUTSTANDING AT MARCH 30, 1996                    43,000                $ 9.19
Granted                                                  13,000                 10.50             $5.00
Terminated                                              (17,000)                 9.50
                                                        -------                ------             -----

OPTIONS OUTSTANDING AT MARCH 29, 1997                    39,000                $ 9.49
Granted                                                  12,000                 11.30             $5.43
Exercised                                               (24,000)                 9.72
                                                        -------                ------             -----

OPTIONS OUTSTANDING AT MARCH 28, 1998                    27,000                $10.09
                                                        -------                ------

OPTIONS EXERCISABLE AT MARCH 28, 1998                    27,000                $10.09
                                                        -------                ------


                                                                                   WEIGHTED AVERAGE
                                                                                      REMAINING
                        EXERCISE PRICES                  OUTSTANDING            CONTRACTUAL LIFE (YRS.)
                        ---------------                  -----------            -----------------------
                         $       8.40                       3,000                       4.1
                                 8.80                       3,000                       5.2
                                 9.30                       3,000                       6.1
                                10.00                       5,000                       7.1
                                10.50                       5,000                       8.1
                                11.30                       8,000                       9.2
                         ------------                      ------                       ---
                         $8.40-$11.30                      27,000                      7.26

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



   The Company has a shareholder-approved stock bonus plan covering 500,000 shares of the Company's Class A common stock. Under the provisions of this plan, officers and certain key employees of the Company may elect to receive a portion of their annual bonus in Class A shares rather than cash and will be granted additional shares of stock worth thirty percent of the portion of the bonus they elect to receive in stock. The value of shares issued under the plan is the Trading Value. At March 28, 1998, 410,690 shares remained unissued under the plan.

   An associate stock purchase plan approved by the shareholders covers 500,000 shares of the Company's Class A common stock. The plan provides that associates of the Company and its subsidiaries may purchase shares at the Trading Value. At March 28, 1998, 479,157 shares remained unissued under the plan.

   On May 28, 1997, the Board of Directors approved an Amendment to the Articles of Incorporation to increase the authorized capital stock from 2,000,000 to 20,000,000 shares of Class A common stock and 500,000 to 5,000,000 shares of Class B common stock and authorized a ten-for-one stock split for shareholders of record on May 31, 1997. The amendment also reduced the par value of the Class A common stock from $20 per share to $2 per share. Accordingly, share and per share amounts have been restated throughout the consolidated financial statements.

BUSINESS SEGMENT INFORMATION

The Company's distribution operations include product sales to independently owned and operated food stores and convenience stores as well as services directly related to the operation of these stores. Revenue is recognized when the product is shipped.

The Insurance segment includes operations as a general line insurance agency, third party claims administration (TPA) and insurance underwriting. Commissions are recognized as of the policy billing dates, which approximate effective dates of the applicable policies. TPA revenues are recognized as services are performed and underwriting revenues are recognized over the life of the policies.

Real estate and finance represents revenues from financing and real estate activities with retail food stores and non-food related businesses. Revenue is recognized according to the terms of the lease or loan.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES


Business segment operating earnings were computed as net sales less related operating expenses. In the Distribution segment interest is excluded from operating expenses whereas it is included in the other segments.

Identifiable assets represent total assets directly associated with the various business segments. Eliminations in assets identified to segments include intercompany receivables, payables and investments.

   The following table sets forth, for each of the last three fiscal years, information required by Financial Accounting Standards Board, Statement No. 14, "Financial Reporting for Segments of a Business Enterprise":

                                                1998                  1997                   1996
                                           --------------        --------------         --------------
NET SALES

        Distribution                       $2,461,405,939        $2,446,409,470         $2,530,111,284
                                                    98.88%                98.84%                 99.04%
        Insurance                              15,943,559            16,620,923             16,135,365
                                                      .64%                  .67%                   .63%
        Real estate and finance                11,899,971            11,994,849              8,441,280
                                                      .48%                  .49%                   .33%
        Total                              $2,489,249,469        $2,475,025,242         $2,554,687,929
                                           ==============        ==============         ==============
                                                    100.0%                100.0%                 100.0%
                                           ==============        ==============         ==============

OPERATING EARNINGS (LOSS)

        Distribution                       $   18,758,166        $   14,205,200         $  (31,464,572)
        Insurance                               3,592,234             3,881,823              2,890,739
        Real estate and finance                 5,678,637             2,005,782                984,581
                                           --------------        --------------         --------------
        Total operating earnings (loss)        28,029,037            20,092,805            (27,589,252)

        Interest (net)                         (5,786,056)           (4,709,080)            (4,578,343)
                                           --------------        --------------         --------------
        Earnings (loss) before taxes
          on income                        $   22,242,981        $   15,383,725         $  (32,167,595)
                                           ==============        ==============         ==============

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SPARTAN STORES, INC. AND SUBSIDIARIES



                                                  1998                   1997                   1996
                                              ------------           ------------           ------------
ASSETS IDENTIFIED TO SEGMENTS

        Distribution                          $338,042,665           $323,743,990           $345,649,449
        Insurance                               29,832,607             28,723,527             26,405,013
        Real estate and finance                 66,320,011             74,302,366             55,128,402
        Less eliminations                      (28,062,168)           (23,038,769)           (39,731,451)
                                              ------------           ------------           ------------

        Total                                 $406,133,115           $403,731,114           $387,451,413
                                              ============           ============           ============

DEPRECIATION AND AMORTIZATION

        Distribution                          $ 18,902,042           $ 17,722,415           $ 17,182,016
        Insurance                                  153,137                181,905                258,686
        Real estate and finance                  2,584,287              2,270,890              1,783,731
                                              ------------           ------------           ------------

        Total                                 $ 21,639,466           $ 20,175,210           $ 19,224,433
                                              ============           ============           ============

CAPITAL EXPENDITURES

        Distribution                          $ 20,482,773           $ 22,478,047           $ 38,858,158
        Insurance                                  425,136                126,596                201,677
        Real estate and finance                  3,089,475             23,632,869              8,908,789
                                              ------------           ------------           ------------

        Total                                 $ 23,997,384           $ 46,237,512           $ 47,968,624
                                              ============           ============           ============

===========================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR PROJECTIONS OF FUTURE PERFORMANCE OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND ANY SUCH OTHER INFORMATION, PROJECTIONS, OR REPRESENTATIONS IF GIVEN OR MADE MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED.

     THE DELIVERY OF THIS PROSPECTUS OR ANY SALE HEREUNDER AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                      _______________________________

                             TABLE OF CONTENTS
                                                                       PAGE

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

   SELECTED CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . 12

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . 14

   BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

   MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

   EXECUTIVE COMPENSATION AND
     OTHER BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

   CERTAIN RELATIONSHIPS AND
     RELATED TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . 42

   PRINCIPAL SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . 43

   DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . 45

   PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . 50

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . 51
===========================================================================

===========================================================================


                             3,500,000 Shares
                           Class A Common Stock










                                  _______

                                PROSPECTUS
                                  _______









                            SPARTAN STORES, INC.





                              July ____, 1998



===========================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Spartan has paid or will pay the expenses of this offering, which are estimated as follows:


          Registration Fee--Securities and Exchange Commission. .  $12,069
          Printing and Engraving Expenses . . . . . . . . . . . .   10,000
          Legal Fees and Expenses . . . . . . . . . . . . . . . .   45,000
          Accounting Fees and Expenses. . . . . . . . . . . . . .   20,000
          Blue Sky Filing Fees and Expenses . . . . . . . . . . .    6,500
          Miscellaneous . . . . . . . . . . . . . . . . . . . . .    5,000

          Total . . . . . . . . . . . . . . . . . . . . . . . . . $ 98,569
                                                                   =======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 209 of the Michigan Business Corporation Act, as amended (the "MBCA"), sets forth that a corporation's articles of incorporation may provide that, except for certain liabilities, a director will not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty. In addition, Sections 561 to 571 of the MBCA set forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liability that they may incur in such capacities.

     Article VIII of Spartan's Articles provides that a director of Spartan will not be personally liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except liability for: (i) breach of a director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involved intentional misconduct or knowing violation of law; (iii) certain unlawful dividends, distributions or loans; (iv) a transaction from which the director derived an improper personal benefit; and (v) an action or omission occurring prior to the date the limitation of liability provision became effective.

     Michigan law permits, and Article VII of the Articles requires, indemnification of Spartan's directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Articles require Spartan to indemnify any director or executive officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or executive officer, or is or was serving at the request of Spartan in another capacity, to the fullest extent permitted by law. Spartan may further indemnify any director or executive officer, and may indemnify any person who is not a director or an executive officer, as authorized by any Bylaw, resolution of the Board, or contractual agreement authorized by the Board.

     Pursuant to this authority, Spartan's Bylaws provide that Spartan will indemnify directors, executive officers, and other persons to the extent that an indemnified person is successful on the merits or otherwise in defense of an action. Spartan will indemnify the indemnified party against actual and reasonable expenses (including attorneys' fees) incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions. Prior to a final determination of an action, Spartan may reimburse an indemnified party for reasonable expenses incurred by the indemnified party, if certain procedures are followed. In addition, upon request, a court may order Spartan to indemnify a director, officer, employee, or agent if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the applicable standard of conduct set forth in the Bylaws was met or the indemnified party was adjudged liable to Spartan or its shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     For the fiscal years ending March 28, 1998, March 29, 1997, and
March 30, 1996, Spartan sold $21,900,898, $5,490,656, and $12,314,000, respectively, in principal amount of Variable Rate Promissory Notes (the "Notes") to Customers and other persons who are residents of the State of Michigan. From time to time each year, Spartan issued the Notes for cash. Spartan claims the intrastate exemption under Section 3(a)(11) of the 1933 Act to exempt the sale of the Notes from the registration provisions of the 1933 Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

     EXHIBIT
     NUMBER                        DOCUMENT


     3.1<F*>        Restated Articles of Incorporation of
                    Spartan Stores, Inc.
     3.2            Certificate of Amendment to Articles of
                    Incorporation of Spartan Stores, Inc.
                    Previously filed as an exhibit to the
                    Registrant's Annual Report on Form 10-K
                    for the fiscal year ended March 28,
                    1998.  Here incorporated by reference.
     3.3<F*>        Bylaws of Spartan Stores, Inc.

     EXHIBIT
     NUMBER                        DOCUMENT

     4.1<F*>        Articles III, V, VI and IX of the Restated
                    Articles of Incorporation--Included in Exhibit 3.1
                    and incorporated herein by reference.
     4.2<F*>        Articles II, III, IV, VII, VIII and IX
                    of the Bylaws--Included in Exhibit 3.3
                    and incorporated herein by reference.
     4.3(a)<F*>     Form of Spartan Stores, Inc. Stock Subscription
                    Agreement--Shareholder Customers.
     4.3(b)         Form of Spartan Stores, Inc. Stock Subscription
                    Agreement--Capistar Customers.  Previously filed
                    as an exhibit to the Registrant's Amendment No. 2
                    to the Registration Statement on Form S-1 filed
                    January 23, 1992.  Here incorporated by reference.
     4.4<F*>        Form of Spartan Stores, Inc. Customer Agreement.
     4.5<F*>        Note Purchase Agreement between Spartan Stores,
                    Inc. and Teachers Insurance and Annuity
                    Association of America, Nationwide Life
                    Insurance Company and West Coast Life Insurance
                    Company.
     4.6<F*>        Note Agreement between Spartan Stores, Inc. and
                    The Ohio National Life Insurance Company and
                    United of Omaha Life Insurance Company.
     4.7<F*>        Note Agreement between Spartan Stores, Inc. and
                    Massachusetts Mutual Life Insurance Company, The
                    Franklin Life Insurance Company and The Columbus
                    Mutual Life Insurance Company.
     4.8<F*>        Form of Spartan Stores, Inc. Class A Common Stock
                    Certificate.
     4.9            Note Agreement between Spartan Stores, Inc.
                    and United of Omaha Life Insurance Company,
                    United World Life Insurance Company,
                    Companion Life Insurance Company, Principal
                    Mutual Life Insurance Company and Nippon Life
                    Insurance Company, dated as of January 15,
                    1993.
     4.10           First Amendment to Note Purchase Agreement
                    between Spartan Stores, Inc. and Teachers
                    Insurance and Annuity Association of America,
                    Nationwide Life Insurance Company and West
                    Coast Life Insurance Company, dated as of
                    March 29, 1996.  Previously filed as an
                    exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 1996. Here incorporated by reference.

     EXHIBIT
     NUMBER                        DOCUMENT

     4.11 First Amendment and Waiver to Note Agreements between Spartan Stores, Inc. and Principal
                    Mutual Life Insurance Company, Nippon Life
                    Insurance Company of America, United of Omaha
                    Life Insurance Company, Companion Life
                    Insurance Company and United World Life
                    Insurance Company, dated as of June 20, 1996. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 1996. Here incorporated by reference.
     4.12           Credit Agreement among Spartan Stores,
                    Inc., Michigan National Bank, and
                    Michigan National Bank and Old Kent
                    Bank, NBD Bank, Harris Trust and Savings
                    Bank and National City Bank of Columbus, dated December 23, 1996. Previously filed as an exhibit to the Registrant's
                    Quarterly Report on Form 10-Q for the
                    quarter ended January 4, 1997.  Here
                    incorporated by reference.
     5              Opinion and Consent of Warner Norcross &
                    Judd LLP.  Previously filed as an
                    exhibit to the Registrant's Registration
                    Statement on Form S-1 filed July 12,
                    1995.  Here incorporated by reference.
     10.1<F*> Note Purchase Agreement--Included as Exhibit 4.5 and incorporated herein by reference.
     10.2<F*> Note Agreement--Included as Exhibit 4.6 and incorporated herein by reference.
     10.3<F*> Note Agreement--Included as Exhibit 4.7 and incorporated herein by reference.
     10.4<F*> Warehouse Lease Agreement, dated October 6, 1988, between Warehouse Systems Co. and Spartan Stores, Inc.
     10.5<F*> Warehouse Lease Agreement, dated October 14, 1975, between Connecticut Mutual Life Insurance Company and Spartan Stores, Inc.
     10.6<F*> Warehouse Lease Agreement, dated November 11, 1988, between Norman J. Leven and L & L/Jiroch Distributing Company
     10.7<F*> Computer Lease Agreement, dated May 30, 1989, between Atlantic Computer Systems, Inc. and Spartan Stores, Inc.
     10.8<F*> Equipment Lease Agreement, dated March 3, 1988, between PHH Financial Services, Inc. and Spartan Stores, Inc.

     EXHIBIT
     NUMBER                        DOCUMENT

     10.9<F**>      Employment Agreement dated June 1, 1987,
                    between Spartan Stores, Inc. and Patrick M.
                    Quinn.  Previously filed as an exhibit to the
                    Registrant's Form S-1 Registration Statement
                    filed July 18, 1991.  Here incorporated by
                    reference.
     10.10<F**>     Spartan Stores, Inc. 1991 Stock Bonus
                    Plan.  Previously filed as an exhibit to
                    the Registrant's Annual Report on Form
                    10-K for the fiscal year ended March 29,
                    1997.  Here incorporated by reference.
     10.11<F**>     Spartan Stores, Inc. 1991 Stock Option
                    Plan as amended.  Previously filed as an
                    exhibit to the Registrant's Form S-1
                    Registration Statement filed July 23,
                    1993.  Here incorporated by reference.
     10.12<F**>     Spartan Stores, Inc. 1991 Associate
                    Stock Purchase Plan.  Previously filed
                    as an exhibit to the Registrant's Annual
                    Report on Form 10-K for the fiscal year
                    ended March 29, 1997.  Here incorporated
                    by reference.
     10.13<F**>     Spartan Stores, Inc. Supplemental
                    Executive Retirement Plan.  Previously
                    filed as an exhibit to the Registrant's
                    Annual Report on Form 10-K for the
                    fiscal year ended March 29, 1997.  Here
                    incorporated by reference.
     10.14          Note Agreement--Included as Exhibit 4.9.
     10.15          Warehouse Lease Agreement, dated
                    November 8, 1993, between Walker Realty
                    Co. and J.F. Walker Company, Inc.
                    Previously filed as an exhibit to the
                    Registrant's Post-Effective Amendment
                    No. 1 to the Registration Statement on
                    Form S-1 filed March 16, 1994.  Here
                    incorporated by reference.
     10.16          First Amendment to Note Purchase
                    Agreement--Included as Exhibit 4.10.
                    Here incorporated by reference.
     10.17          First Amendment and Waiver to Note
                    Agreements--Included as Exhibit 4.11.
                    Here incorporated by reference.

     EXHIBIT
     NUMBER                        DOCUMENT

     10.18<F**>     Employment Agreement, dated August 14,
                    1996, between Spartan Stores, Inc. and
                    James B. Meyer. Previously filed as an
                    exhibit to the Registrant's Annual
                    Report on Form 10-K for the fiscal year
                    ended March 29, 1997.  Here incorporated
                    by reference.
     10.19<F**>     Spartan Stores, Inc. Long-Term Incentive
                    Plan.  Previously filed as an exhibit to
                    the Registrant's Annual Report on Form
                    10-K for the fiscal year ended March 28,
                    1998.  Here incorporated by reference.
     10.20<F**>     Spartan Stores, Inc. Annual Incentive
                    Plan.  Previously filed as an exhibit to
                    the Registrant's Annual Report on Form
                    10-K for the fiscal year ended March 28,
                    1998.  Here incorporated by reference.
     21             Subsidiaries of Registrant.  Previously
                    filed as an exhibit to the Registrant's
                    Post-Effective Amendment No. 1 to the
                    Registration Statement on Form S-1 filed
                    March 16, 1994.  Here incorporated by
                    reference.
     23.1           Consent of Warner Norcross & Judd LLP.
                    The Opinion and Consent is included in
                    Exhibit 5 and here incorporated by
                    reference.
     23.2           Consent and Report on Schedule of Deloitte
                    and Touche LLP.
     24             Powers of Attorney.



    (B) FINANCIAL STATEMENT SCHEDULES. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1998. Here incorporated by reference.

SCHEDULE                      DOCUMENT

II        Valuation and Qualifying Accounts

____________________________

  <F*>  Previously filed as an exhibit to the Registrant's Form S-1
        Registration Statement filed July 18, 1991. Here incorporated by reference.

    <F**>  These documents are management contracts or compensation plans or arrangements required to be filed as exhibits to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect
               to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on July 3, 1998.

                                   SPARTAN STORES, INC.
                                   (Registrant)


                                      BY/S/JAMES B. MEYER
                                      James B. Meyer
                                      President and Chief Executive Officer
                                      (Principal Executive Officer)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                     TITLE                             DATE


*/S/ROGER L. BOYD             Director                      July 3, 1998
Roger L. Boyd


*/S/JAMES G. BUICK            Director                      July 3, 1998
James G. Buick


*/S/JOHN S. CARTON            Director                      July 3, 1998
John S. Carton


_______________________       Director                      July 3, 1998
Glen A. Catt


*/S/RONALD A. DEYOUNG         Director                      July 3, 1998
Ronald A. DeYoung


*/S/PARKER T. FELDPAUSCH      Director                      July 3, 1998
Parker T. Feldpausch


*/S/MARTIN P. HILL            Director                      July 3, 1998
Martin P. Hill

SIGNATURE                     TITLE                             DATE




*/S/DONALD J. KOOP            Chairman of the Board         July 3, 1998
Donald J. Koop                and Director


/S/JAMES B. MEYER             Director                      July 3, 1998
James B. Meyer



*/S/DAN R. PREVO              Director                      July 3, 1998
Dan R. Prevo


*/S/RUSSELL H. VANGILDER, JR. Vice Chairman of the          July 3, 1998
Russell H. VanGilder, Jr.     Board and Director


/S/CHARLES B. FOSNAUGH        Vice President Development    July 3, 1998
Charles B. Fosnaugh           (Principal Financial and
                              Accounting Officer)

*By/S/JAMES B. MEYER                                        July 3, 1998
    James B. Meyer, Attorney-in Fact

                               EXHIBIT INDEX

     EXHIBIT
     NUMBER                        DOCUMENT


     3.1<F*>        Restated Articles of Incorporation of
                    Spartan Stores, Inc.
     3.2            Certificate of Amendment to Articles of
                    Incorporation of Spartan Stores, Inc.
                    Previously filed as an exhibit to the
                    Registrant's Annual Report on Form 10-K
                    for the fiscal year ended March 28,
                    1998.  Here incorporated by reference.
     3.3<F*>        Bylaws of Spartan Stores, Inc.
     4.1<F*>        Articles III, V, VI and IX of the Restated
                    Articles of Incorporation--Included in Exhibit 3.1
                    and incorporated herein by reference.
     4.2<F*>        Articles II, III, IV, VII, VIII and IX
                    of the Bylaws--Included in Exhibit 3.3
                    and incorporated herein by reference.
     4.3(a)<F*>     Form of Spartan Stores, Inc. Stock Subscription
                    Agreement--Shareholder Customers.
     4.3(b)         Form of Spartan Stores, Inc. Stock Subscription
                    Agreement--Capistar Customers.  Previously filed
                    as an exhibit to the Registrant's Amendment No. 2
                    to the Registration Statement on Form S-1 filed
                    January 23, 1992.  Here incorporated by reference.
     4.4<F*>        Form of Spartan Stores, Inc. Customer Agreement.
     4.5<F*>        Note Purchase Agreement between Spartan Stores,
                    Inc. and Teachers Insurance and Annuity
                    Association of America, Nationwide Life
                    Insurance Company and West Coast Life Insurance
                    Company.
     4.6<F*>        Note Agreement between Spartan Stores, Inc. and
                    The Ohio National Life Insurance Company and
                    United of Omaha Life Insurance Company.
     4.7<F*>        Note Agreement between Spartan Stores, Inc. and
                    Massachusetts Mutual Life Insurance Company, The
                    Franklin Life Insurance Company and The Columbus
                    Mutual Life Insurance Company.
     4.8<F*>        Form of Spartan Stores, Inc. Class A Common Stock
                    Certificate.

     EXHIBIT
     NUMBER                        DOCUMENT

     4.9            Note Agreement between Spartan Stores, Inc.
                    and United of Omaha Life Insurance Company,
                    United World Life Insurance Company,
                    Companion Life Insurance Company, Principal
                    Mutual Life Insurance Company and Nippon Life Insurance Company, dated as of January 15,
                    1993.
     4.10 First Amendment to Note Purchase Agreement between Spartan Stores, Inc. and Teachers Insurance and Annuity Association of America, Nationwide Life Insurance Company and West
                    Coast Life Insurance Company, dated as of
                    March 29, 1996.  Previously filed as an
                    exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 1996. Here incorporated by reference.
     4.11 First Amendment and Waiver to Note Agreements between Spartan Stores, Inc. and Principal Mutual Life Insurance Company, Nippon Life Insurance Company of America, United of Omaha Life Insurance Company, Companion Life
                    Insurance Company and United World Life
                    Insurance Company, dated as of June 20, 1996. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 1996. Here incorporated by reference.
     4.12           Credit Agreement among Spartan Stores,
                    Inc., Michigan National Bank, and
                    Michigan National Bank and Old Kent
                    Bank, NBD Bank, Harris Trust and Savings
                    Bank and National City Bank of Columbus, dated December 23, 1996. Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 4, 1997. Here incorporated by reference.
     5              Opinion and Consent of Warner Norcross &
                    Judd LLP.  Previously filed as an
                    exhibit to the Registrant's Registration
                    Statement on Form S-1 filed July 12,
                    1995.  Here incorporated by reference.
     10.1<F*> Note Purchase Agreement--Included as Exhibit 4.5 and incorporated herein by reference.

     EXHIBIT
     NUMBER                        DOCUMENT

     10.2<F*>       Note Agreement--Included as Exhibit 4.6 and
                    incorporated herein by reference.
     10.3<F*>       Note Agreement--Included as Exhibit 4.7 and
                    incorporated herein by reference.
     10.4<F*>       Warehouse Lease Agreement, dated October 6, 1988,
                    between Warehouse Systems Co. and Spartan Stores,
                    Inc.
     10.5<F*>       Warehouse Lease Agreement, dated October 14, 1975,
                    between Connecticut Mutual Life Insurance Company
                    and Spartan Stores, Inc.
     10.6<F*>       Warehouse Lease Agreement, dated November 11,
                    1988, between Norman J. Leven and L & L/Jiroch
                    Distributing Company
     10.7<F*>       Computer Lease Agreement, dated May 30, 1989,
                    between Atlantic Computer Systems, Inc. and
                    Spartan Stores, Inc.
     10.8<F*>       Equipment Lease Agreement, dated March 3, 1988,
                    between PHH Financial Services, Inc. and Spartan
                    Stores, Inc.
     10.9<F**>      Employment Agreement dated June 1, 1987,
                    between Spartan Stores, Inc. and Patrick M.
                    Quinn.  Previously filed as an exhibit to the
                    Registrant's Form S-1 Registration Statement
                    filed July 18, 1991.  Here incorporated by
                    reference.
     10.10<F**>     Spartan Stores, Inc. 1991 Stock Bonus
                    Plan.  Previously filed as an exhibit to
                    the Registrant's Annual Report on Form
                    10-K for the fiscal year ended March 29,
                    1997.  Here incorporated by reference.
     10.11<F**>     Spartan Stores, Inc. 1991 Stock Option
                    Plan as amended.  Previously filed as an
                    exhibit to the Registrant's Form S-1
                    Registration Statement filed July 23,
                    1993.  Here incorporated by reference.
     10.12<F**>     Spartan Stores, Inc. 1991 Associate
                    Stock Purchase Plan.  Previously filed
                    as an exhibit to the Registrant's Annual
                    Report on Form 10-K for the fiscal year
                    ended March 29, 1997.  Here incorporated
                    by reference.
     10.13<F**>     Spartan Stores, Inc. Supplemental
                    Executive Retirement Plan.  Previously
                    filed as an exhibit to the Registrant's
                    Annual Report on Form 10-K for the
                    fiscal year ended March 29, 1997.  Here
                    incorporated by reference.

     EXHIBIT
     NUMBER                        DOCUMENT

     10.14          Note Agreement--Included as Exhibit 4.9.
     10.15          Warehouse Lease Agreement, dated
                    November 8, 1993, between Walker Realty
                    Co. and J.F. Walker Company, Inc.
                    Previously filed as an exhibit to the
                    Registrant's Post-Effective Amendment
                    No. 1 to the Registration Statement on
                    Form S-1 filed March 16, 1994.  Here
                    incorporated by reference.
     10.16          First Amendment to Note Purchase
                    Agreement--Included as Exhibit 4.10.
                    Here incorporated by reference.
     10.17          First Amendment and Waiver to Note
                    Agreements--Included as Exhibit 4.11.
                    Here incorporated by reference.
     10.18<F**>     Employment Agreement, dated August 14,
                    1996, between Spartan Stores, Inc. and
                    James B. Meyer. Previously filed as an
                    exhibit to the Registrant's Annual
                    Report on Form 10-K for the fiscal year
                    ended March 29, 1997.  Here incorporated
                    by reference.
     10.19<F**>     Spartan Stores, Inc. Long-Term Incentive
                    Plan.  Previously filed as an exhibit to
                    the Registrant's Annual Report on Form
                    10-K for the fiscal year ended March 28,
                    1998.  Here incorporated by reference.
     10.20<F**>     Spartan Stores, Inc. Annual Incentive
                    Plan. Previously filed as an exhibit to the Registrant's Annual Report on Form
                    10-K for the fiscal year ended March 28, 1998. Here incorporated by reference.
     21             Subsidiaries of Registrant.  Previously
                    filed as an exhibit to the Registrant's
                    Post-Effective Amendment No. 1 to the
                    Registration Statement on Form S-1 filed
                    March 16, 1994.  Here incorporated by
                    reference.
     23.1           Consent of Warner Norcross & Judd LLP.
                    The Opinion and Consent is included in
                    Exhibit 5 and here incorporated by
                    reference.

     EXHIBIT
     NUMBER                        DOCUMENT

     23.2           Consent and Report on Schedule of Deloitte
                    and Touche LLP.
     24             Powers of Attorney.



    (B) FINANCIAL STATEMENT SCHEDULES. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1998. Here incorporated by reference.

SCHEDULE                      DOCUMENT

II        Valuation and Qualifying Accounts

____________________________

  <F*>  Previously filed as an exhibit to the Registrant's Form S-1
        Registration Statement filed July 18, 1991. Here incorporated by reference.

    <F**>  These documents are management contracts or compensation plans or arrangements required to be filed as exhibits to this Registration Statement.